                                            REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------

                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ------------------

                          ECO-FORM INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                             2679                            51-0388-906
 (State or other jurisdiction of           (Primary Standard                  (I.R.S. Employer
 incorporation or organization)     Industrial Classification Code         Identification Number)
                                                 No.)

                             24 SOUTH WALPOLE PARK
                             WALPOLE, MASSACHUSETTS
                   (Address of principal place of business or
                     intended principal place of business)

                               ------------------

                            GARY D. BRUHN, ESQUIRE,
                               BERRY MOORMAN P.C.
                              600 WOODBRIDGE PLACE
                            DETROIT, MICHIGAN 48226
                            TELEPHONE (313) 567-1000
           (Name, address and telephone number of agent for service)

                               ------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [ ]

                               ------------------

                        CALCULATION OF REGISTRATION FEE

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
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                                                                  PROPOSED                PROPOSED
                                                                  MAXIMUM                 MAXIMUM
TITLE OF EACH CLASS OF SECURITIES        AMOUNT TO             OFFERING PRICE            AGGREGATE               AMOUNT OF
        TO BE REGISTERED               BE REGISTERED          PER SECURITY(1)        OFFERING PRICE(1)        REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Common Stock................          3,000,000 Shares             $5.00                $15,000,000              $3,960.00
---------------------------------------------------------------------------------------------------------------------------------
Underwriters Warrants.......           300,000 Shares              $.001                  $300.00                  $0.08
---------------------------------------------------------------------------------------------------------------------------------
Common Stock(2).............           300,000 Shares              $6.00                 $1,800,000               $475.20
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     Total..................                                                                                     $4,435.28
=================================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee.

(2) Issuable upon exercise of the Underwriter's Warrants.

                               ------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

      THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE WOULD NOT BE PERMITTED OR LEGAL.

                                3,000,000 SHARES

                          ECO-FORM INTERNATIONAL, INC.

                                  COMMON STOCK

                               ------------------

     This is an initial public offering of shares of our common stock. All of the 3,000,000 shares of common stock are being sold by us.

     Although our common stock is currently traded in the over-the-counter market under the symbol "EFRM", there has been only limited trading. The prices that have been reported for our shares in the "pink sheets" published by the National Quotations Bureau Inc. are therefore not necessarily a reliable indicator of the prices that would prevail in a more active market. We have applied to have our shares of common stock listed for quotation on the Nasdaq Small Cap Market under the symbol "XXXX".

     SEE "RISK FACTORS" BEGINNING ON PAGE    TO READ ABOUT FACTORS YOU SHOULD
CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

                               ------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS
   APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

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                                                             PER SHARE                 TOTAL
-----------------------------------------------------------------------------------------------------
Public Offering Price................................          $5.00                $15,000,000
-----------------------------------------------------------------------------------------------------
Sales Commissions and Expenses to Brokers............          $ .50                 $1,500,000
-----------------------------------------------------------------------------------------------------
Proceeds Before Expenses.............................          $4.50                $13,500,000
-----------------------------------------------------------------------------------------------------
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

     This is a best-efforts, minimum-maximum offering. Our selected placement agents must sell the minimum offering of 1,000,000 shares if any are sold. The selected placement agents are not required to sell any specific number or dollar amount of securities in excess of the 1,000,000-share minimum offering, but will use their best efforts to sell all of the 3,000,000 shares offered. Funds
received from subscribers will be held in escrow by                Bank. Unless
collected funds sufficient to purchase at least the minimum offering of 1,000,000 shares are received by the escrow agent from accepted subscribers within 120 days from the date of this prospectus, all purchase payments will be returned in full to subscribers, without interest or deduction. If the minimum offering is sold within the foregoing period, the offering may continue until
3,000,000 shares are sold or             , 2001, whichever occurs first.
However, we may terminate the offering at any earlier time if we choose to do so.

                               ------------------

                      PROSPECTUS DATED             , 2000.

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY..........................................      1
  Business..................................................      1
  Objectives................................................      1
  The Offering..............................................      3
  Offices and Websites......................................      3
  Summary Historical Consolidated Financial Data............      4
RISK FACTORS................................................      5
  Risks Related To Our Business.............................      5
  Risks Related to the Offering.............................      9
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS...........     12
USE OF PROCEEDS.............................................     13
DIVIDEND POLICY.............................................     13
CAPITALIZATION..............................................     14
DILUTION....................................................     15
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA.............     17
MANAGEMENT'S DISCUSSION AND ANALYSIS........................     18
  Basis of Presentation.....................................     18
  Results of Operation -- Six Months Ended June 30, 2000
     Compared to June 30, 1999..............................     18
  Liquidity and Capital Resources...........................     18
BUSINESS....................................................     19
  General...................................................     19
  Objectives................................................     20
  Molded Fiber Products.....................................     21
  Competitive Products......................................     21
  Expansion Objectives......................................     22
  Marketing.................................................     23
  Design Services...........................................     24
  Manufacturing Process.....................................     25
  Supplies..................................................     26
  Equipment Distribution Agreements.........................     26
  Competition...............................................     26
  Research and Development..................................     27
  Patents and Other Proprietary Rights......................     27
  Properties................................................     27
  Environmental Regulations.................................     28
  Employees.................................................     28
MANAGEMENT..................................................     29
  Directors, Executive Officers and Key Employees...........     29
  Board of Directors and Executive Officers.................     30
  Board Committees..........................................     30
  Director's Compensation...................................     30
  Limitations on Liability and Indemnification Matters......     31
  Executive Compensation....................................     31
  Employment Agreements.....................................     31
  Employee Stock Option Plan................................     32
  Related Party Transactions................................     33
PRINCIPAL SHAREHOLDERS......................................     35
DESCRIPTION OF CAPITAL STOCK................................     36
  General...................................................     36
  Common Stock..............................................     36
  Preferred Stock...........................................     36

  Anti-Takeover Effects of Our Certificate and Bylaws and
     Delaware Law...........................................     36
  Transfer Agent and Registrar..............................     37
SHARES ELIGIBLE FOR FUTURE SALE.............................     37
PLAN OF DISTRIBUTION........................................     38
LEGAL MATTERS...............................................     40
EXPERTS.....................................................     40
WHERE YOU CAN FIND MORE INFORMATION.........................     41
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS..................     42

                               PROSPECTUS SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. THEREFORE, YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISKS OF PURCHASING OUR COMMON STOCK DISCUSSED UNDER THE "RISK FACTORS" SECTION AND OUR CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES TO THOSE CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS.

BUSINESS

     We are Eco-form International, Inc., a Delaware corporation that designs, manufactures and markets 100% recycled molded fiber packaging, a competitively priced, environmentally friendly product that is used as a cushion for consumer electronics, computers, appliances, tools, interconnectivity devices and food products. Historically, molded fiber packaging has been used primarily in the food industry including familiar applications such as egg cartons and fruit separators. In recent years, original equipment manufacturers (OEMs) in the customer electronics, computer and appliance industries have begun to show interest in using molded fiber as interior packaging for their equipment. We believe recent changes in consumer sentiment, corporate practices and government regulations related to environmental and safety standards have created a climate that is favorable to the use of molded fiber packaging products. We therefore expect the market for molded fiber packaging products to increase dramatically in the coming decade. We believe we are uniquely positioned to take advantage of this opportunity because we have an established customer base, marketing expertise, distributor agreements, exclusive molding equipment supplier relationships, packaging design experience and the production facilities that will allow for rapid expansion and increased market penetration.

     We did not conduct any significant business operations prior to May 2000 when we acquired Eco-form, Inc., a Massachusetts corporation ("Eco-form") that designs and manufactures molded fiber packaging materials. We acquired Eco-form by merging it into us so that Eco-form is no longer a separate corporation. That acquisition was treated as a purchase for accounting purposes. Unless the context otherwise requires, any references to "we, us" or "our" will also include our wholly-owned inactive subsidiary, Castle Keep Holding (USA), Inc. ("Castle Keep") and the operations that were previously conducted by Eco-form, Inc.

OBJECTIVES

     Our objective is to take advantage of what we believe will be a rapid expansion in the demand for molded fiber packaging materials during the next decade. The packaging industry, which includes metals, plastic and paper products, is a $450 billion global market. At $300 million, the domestic molded fiber market represents a fraction of the overall market. There are only 12 molded fiber manufacturers nationwide, compared with approximately 3,600 manufacturers of expanded polystyrene ("EPS") nationwide.

     We intend to penetrate the overall packaging market by showing molded fiber as a superior alternative to other interior packaging materials such as corrugated cardboard and EPS. Our sales and marketing efforts are based on the following product attributes:

     - LOWER COST: Molded fiber packaging typically can be offered to original equipment manufacturers (OEMs) at prices that are considerably lower than EPS and corrugated cardboard. In the current market, prices can be 5% to 50% less expensive than other alternatives.

     - HIGH PERFORMANCE: Molded fiber is dust free, provides exceptional cushioning properties and can be designed three-dimensionally to package any product.

     - ENVIRONMENTALLY FRIENDLY: Molded fiber is fully biodegradable and can typically be recycled through curbside collection programs. Since it is made from recycled newsprint and paper, there is an abundance of low-cost raw material available. In fact, at our Walpole, Massachusetts plant, we use over-run copies of the Boston Globe as our primary paper supply.

     Provided that proper funding is available, we intend to:

     - Establish additional manufacturing facilities in key areas of the United States. Initially, we intend to build a second manufacturing facility in the Northwestern United States in order to service existing contracts and pursue additional opportunities we have cultivated over several years in this market, which is also known as "the silicone forest". Subsequently, we would establish additional plants in close proximity to existing and potential customers in markets such as the Southwestern and Midwestern United States. Our plan is to equip each new facility with molding machines that will be able to produce a variety of products including higher margin electronic packaging and lower margin food packaging materials. Since there is high demand for commodity products such as fruit separators and egg cartons, we intend to initially pursue sales of these products, which require little design expertise, in order to utilize manufacturing capacity and generate cash flow at new facilities. Simultaneously, we intend to market and sell our capabilities and capacity for higher margin electronics, computer and consumer goods packaging.

     - Acquire or form alliances with existing molded fiber manufacturers that would offer manufacturing capacity in markets where our customers are located. We are aware of several molded fiber manufacturers in the United States and Europe that might make suitable acquisitions. Joint ventures in Europe and Asia are also possible. However, at this time we have not entered into any agreements or understandings regarding the acquisition of any other companies or any joint ventures with any other companies.

THE OFFERING

Common stock offered.......  3,000,000 shares

Common stock to be
outstanding immediately
  after this offering......  19,047,500 shares

Use of proceeds............  We intend to use the net proceeds from this offering, together with available cash, for the expansion of our operations, reduction of existing debt, marketing and for general corporate purposes. See "Use of Proceeds."

Current "Pink Sheet"
Symbol.....................  "EFRM"

Proposed Nasdaq Small Cap
  Market symbol............  "XXXX"
                           -------------------------

     All information in this prospectus regarding the number of shares of common stock to be outstanding immediately after the offering:

     - Assumes all 3,000,000 shares offered hereunder are sold. However although at least 1,000,000 of the shares must be sold for the offering to be declared effective, there is no guaranty as to how many, if any, of the remaining 2,000,000 shares would be sold.

     - is based upon 16,047,500 shares outstanding as of August 31, 2000;

     - does not take into account 2,000,000 shares of common stock issuable upon the exercise of outstanding warrants with an exercise price of $.01 per share; and

     - does not take into account 1,300,000 unissued shares authorized for future awards under our 2000 Stock Option Plan.

OFFICES AND WEBSITES

     Our principal executive offices are located at 24 South Walpole Park, Walpole, Massachusetts, and our telephone number is (508) 660-1001. Our main website is located at www.eco-form.com and we also maintain a website located at www.itpackaging.com. The information on those websites is not a part of this prospectus.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following tables present our selected historical consolidated financial data. The information set forth below should be read together with "Management's Discussion and Analysis" and our historical consolidated financial statements and notes to those statements included elsewhere in this prospectus. Our consolidated operations data set forth below for the period from February 22, 1999 (date of inception) through December 31, 1999 and the consolidated balance sheet data as of December 31, 1999 are derived from our audited consolidated financial statements included in this prospectus which have been audited by Moore Stephens Doeren Mayhew, independent auditors, whose report is also included in this prospectus.

     The consolidated operations data for the six months ended June 30, 2000 and 1999 and the consolidated balance sheet data as of June 30, 2000 are derived from unaudited pro forma condensed consolidated financial statements included in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of our financial position and operating results for these periods. The historical financial information may not be indicative of our future performance and does not reflect what our financial position and operating results would have been had we operated as a separate, stand-alone entity during the periods presented.

                                                            FOR THE PERIOD              SIX MONTHS
                                                           FEBRUARY 22, 1999              ENDED
                                                                THROUGH                  JUNE 30
                                                             DECEMBER 31,       --------------------------
                                                                 1999              1999           2000
                                                               PRO FORMA         PRO FORMA      PRO FORMA
                                                           -----------------     ---------      ---------
                                                              (UNAUDITED)       (UNAUDITED)    (UNAUDITED)
STATEMENT OF CONSOLIDATED OPERATIONS DATA
Total Revenues.........................................        $ 726,612         $ 344,431      $ 234,403
Cost of Sales..........................................          818,957           457,594        117,782
                                                               ---------         ---------      ---------
Gross Income (Loss)....................................          (92,345)         (113,163)       116,621
Selling, General and Administrative Expenses...........         (492,597)         (244,063)      (427,038)
                                                               ---------         ---------      ---------
Loss From Operations...................................         (584,942)         (357,226)      (310,417)
Interest Expense.......................................          (39,322)          (27,895)       (29,576)
                                                               ---------         ---------      ---------
Loss Before Income Taxes...............................         (624,264)         (385,121)      (339,993)
Income Taxes...........................................               --                --             --
                                                               ---------         ---------      ---------
     Net Loss..........................................        $(624,264)        $(385,121)     $(339,993)
                                                               =========         =========      =========

                                                                DECEMBER 31,
                                                                    1999          JUNE 30,
                                                                 PRO FORMA          2000
                                                                ------------      --------
                                                                (UNAUDITED)     (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA
Current Assets..............................................    $    32,348     $    52,656
Equipment and Leasehold Improvements........................        489,179         419,684
Goodwill....................................................        581,081         730,924
Other Assets................................................         18,670          16,455
                                                                -----------     -----------
     Total Assets...........................................    $ 1,121,278     $ 1,219,719
                                                                ===========     ===========
Current Liabilities.........................................      1,126,098       1,273,829
Long Term Debt..............................................         45,000          50,434
                                                                -----------     -----------
     Total Liabilities......................................      1,171,098       1,324,263
                                                                -----------     -----------
Shareholders' Equity (deficit)..............................        (49,820)       (104,544)
Working Capital (deficit)...................................     (1,093,750)     (1,221,173)

                                  RISK FACTORS

     Investing in our common stock involves a high degree of risk and uncertainty. You should carefully consider the risks and uncertainties described below before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY, ARE AT AN EARLY STAGE OF DEVELOPMENT AND MAY NOT SUCCEED OR BECOME PROFITABLE.

     We incorporated in 1999 and subsequently acquired Castle Keep and Eco-form, companies that had been formed in 1991 and 1995, respectively. Accordingly, we have a limited operating history on which to base an evaluation of our business and prospects. We expect our operating expenses to increase and we will need to generate significant revenues to achieve profitability. We may not be able to achieve growth in our revenues at levels which will sustain or increase profitability on a quarterly or annual basis.

     Many of the risks inherent in the development of a new enterprise will affect our business, including:

     - the amount of funds we receive in this offering;

     - market acceptance of our existing and future products;

     - our ability to continue to develop markets for our products;

     - our ability to raise sufficient capital to support the cost of carrying out our business objectives and strategies; and

     - our ability to attract and retain qualified management, sales and technical staff.

     Because the shares are being offered on a "best efforts" basis with a minimum of $5,000,000, there can be no assurance that we will receive more than the minimum $5,000,000. Our planned uses of the remaining maximum proceeds would therefore need to be financed from other sources, as would any other need we may have for cash.

     It is difficult for us to predict our future results of operations due to our limited operating history and the uncertain nature of our markets. As we increase our operating expenses to expand our manufacturing facilities into other geographic regions, continue our research and development, and increase our marketing efforts, these expenditures may not result in increased revenues and we may incur sizable losses.

WE HAVE A HISTORY OF LOSSES AND MAY NOT BE PROFITABLE IN THE FUTURE. OUR CONSOLIDATED FINANCIAL STATEMENTS HAVE A GOING CONCERN QUALIFICATION.

     We have experienced significant operating losses on a pro forma basis since we began operations, primarily from our acquisition of Eco-form. As of June 30, 2000 we had a deficit equity of approximately $104,544. We expect to continue to incur operating losses in fiscal 2000. If we do not achieve continued revenue growth sufficient to absorb our recent and planned expenditures, we could experience additional losses in future periods. These losses or fluctuations in our operating results could cause the market value of our common stock to decline.

     We anticipate that in the future we will make significant investments in our operations, particularly to increase our manufacturing facilities and increase our marketing activities and, that as a result, operating expenses are expected to continue to increase. We intend to make such investments on an ongoing basis, primarily from cash generated from operations and, to the extent necessary, funds available from this offering. If net sales do not increase with capital or other investments, we are likely to continue to incur net losses and our financial condition could be materially adversely affected. There can be no assurance that we will achieve or sustain profitability on a quarterly or annual basis.

     As of June 30, 2000, we had current assets (cash and assets readily capable of liquidating into cash) of $52,656 and current liabilities (amount presently owing and amounts payable from existing debt within the current year) of $1,273,829 resulting in a working capital deficit of $1,221,173. Our ability to meet our obligations in the ordinary course of business is dependent upon our ability to raise additional financing through public or private equity financing, enter into collaborative or other arrangements with corporate sources, secure other sources of financing to fund operations and to establish profitable operations. However, there can be no assurance that such financing can be successfully completed on terms acceptable to us. Accordingly, the report of our auditors on our audited consolidated financial statements states that there is substantial doubt about our ability to continue as a going concern. The consolidated financial statements contained in this prospectus do not include any adjustments that might result from the outcome of this uncertainty.

WE MAY NEED TO RAISE ADDITIONAL FUNDS TO OPERATE AND GROW OUR BUSINESS, AND IF WE ARE UNABLE TO RAISE THESE FUNDS, OUR ABILITY TO EFFECT OUR BUSINESS STRATEGY COULD BE DISRUPTED.

     Pursuing our business strategy may require us to raise additional funds. At present we will need to raise additional capital solely to operate our business although we believe we have made improvements in our operations that will reduce our historical operating losses. However, the extent of our future capital requirements and the adequacy of available funds will depend on numerous factors, including:

     - market acceptance of our products;

     - the level of operating profits or losses we incur; and

     - the cost and timing of expenditures incurred in our planned expansion and the timing of the receipt of revenues therefrom.

     If we decide to raise additional funds, we likely would do so through equity or debt financings, strategic alliances or other sources. The terms of any future equity financings may be dilutive to our stockholders and the terms of any debt financings likely will contain restrictive covenants that limit our ability to pursue particular courses of action, including paying dividends. Our ability to obtain financing depends upon the status of our future business prospects, as well as conditions prevailing in the capital markets.

IF WE ARE UNABLE TO DEVELOP ADDITIONAL MANUFACTURING CAPACITY IN OTHER LOCATIONS, OUR COMMERCIAL OPPORTUNITY WILL BE REDUCED OR ELIMINATED.

     An important part of our business objectives is to open new manufacturing facilities in different locations in the United States in order to be closer to potential purchasers of our products. We believe this is necessary in order to reduce shipping costs and to enable us to be able to deliver products to our customers on a "just in time" basis. In order to achieve those goals we will need to locate and equip suitable facilities in the proper locations and staff them with qualified employees. Establishing and operating those new facilities in locations that are distant from our existing facilities will require financial resources that we do not currently have and will place additional burdens on our management.

     We will incur start-up costs in opening any new facility which will cause our expenses to increase without a corresponding increase in revenues until we start selling sufficient quantities of products from those plants. If we are unable to get any new facilities operational on a timely basis and producing products at acceptable quality and costs, and in sufficient quantities, or if we experience unanticipated problems or delays in production, it will reduce our revenues and the market price of our common stock could decline as a result.

IF WE FAIL TO PROPERLY MANAGE OUR GROWTH, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

     We expect to experience significant growth in the number of our employees and the scope of our operations. Our planned growth and need to develop many different areas of our company will place a strain on our management and operations. If we are unable to manage our growth effectively, our losses could increase. The management of our growth will depend, among other things, upon our ability to broaden our management team and attract, hire, train and retain skilled employees. Our success will also depend on the ability of our officers and key employees to continue to implement and improve our operational and other systems. We will also be required to expend funds, which may be substantial, to improve our operational, financial and management controls, reporting systems and procedures.

IF WE ARE UNABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL AS NECESSARY OR IF WE LOSE KEY PERSONNEL, WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR BUSINESS OR ACHIEVE OUR OBJECTIVES.

     We believe our future success will depend in large part upon our ability to identify, attract and retain highly skilled managerial, engineering, sales and marketing, finance and operations personnel. Competition for such personnel is relatively intense, and we compete for such personnel against numerous companies, including larger, more established companies with significantly greater financial resources than us. There can be no assurance we will be successful in identifying, attracting and retaining such personnel.

     Our success also depends to a significant degree upon the continued contributions of our key management, engineering, sales and marketing, and manufacturing personnel, many of whom would be difficult to replace. We presently do not maintain key person life insurance on any of our executive officers but we do have employment contracts with them. The loss of the services of any of our key personnel, the inability to identify, attract or retain qualified personnel in the future or delays in hiring required personnel could make it difficult for us to manage our business and meet key objectives.

WE MAY NOT ACHIEVE ANTICIPATED REVENUES IF INCREASED MARKET ACCEPTANCE OF MOLDED FIBER PACKAGING PRODUCTS IS NOT FORTHCOMING.

     Our future financial performance depends in large part on the existence and continued growth of market demand for molded fiber packaging products. There can be no assurance that the market or demand for molded fiber packaging materials will grow as rapidly as we believe it will. Any failure of this market to grow as we project or our failure to satisfy our customers' needs could have a material adverse effect on us. In addition, demand for our products is primarily driven by the underlying market demand for the products that are packaged in our products, and should this demand diminish, we may not achieve anticipated revenues.

WE CURRENTLY HAVE NO PATENTS, AND IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY INFORMATION, OUR BUSINESS WILL BE ADVERSELY AFFECTED.

     Our business and competitive position depends upon our ability to protect and exploit our proprietary techniques and software technology. Unauthorized parties may attempt to obtain and use information that we regard as proprietary. We currently have no issued patents or registered copyrights. We pursue a policy of having our employees, consultants and advisors execute proprietary information and invention agreements when they begin working for us. However, these agreements may not be enforceable or may not provide meaningful protection for our trade secrets or other proprietary information in the event of unauthorized use or disclosure. We also cannot prevent others from independently developing technology or software that might be covered by copyrights issued to us, and trade secret laws do not prevent independent development.

OUR OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS, AND AN UNANTICIPATED DECLINE IN REVENUES MAY CAUSE OUR STOCK PRICE TO FALL.

     It is likely that in some future quarter or quarters our operating results will be below the expectations of securities analysts and investors. If a shortfall in revenues occurs, the market price for our common stock may decline significantly. The factors that may cause our quarterly operating results to fall short of expectations include:

     - our ability to produce and market our products in a timely manner;

     - actions of our competitors that could reduce the profitability of our planned expansion efforts;

     - market acceptance of our products and technology;

     - the size and timing of customer orders;

     - difficulties with establishing new manufacturing facilities in a timely and cost effective manner;

     - seasonality of sales;

     - the degree and rate of growth of the markets in which we compete and the accompanying demand for our products; and

     - our ability to build the required infrastructure to meet anticipated growth.

     Many of these factors are beyond our control. For these reasons, you should not rely on period-to-period comparisons of our financial results to forecast our future performance.

DEPENDENCE UPON DISTRIBUTORS WITH ONLY A LIMITED INTERNAL SALES FORCE CAN CAUSE ADVERSE OPERATING RESULTS.

     We have a limited internal sales staff and make most of our sales through independent distributors who purchase our products and sell them to their customers. We work closely with those distributors to design products to meet the needs of their customers. We utilize distributors rather than expanding our internal sales staff because those distributors already have established goodwill and relationships with customers and have warehouse locations in various geographic locations and the financial resources to purchase our products and hold them in inventory until they are needed by the ultimate customer. There can be no assurance that our distributors will continue their current relationships with us or that they will not give higher priority to the sale of other products, which could include products of our competitors. In addition, effective distributors must devote significant technical, marketing and sales resources to an often lengthy sales cycle. There can be no assurance that our current and future distributors will devote sufficient resources to market our products effectively or that economic or industry conditions will not adversely affect such distributors. A reduction in sales efforts or a discontinuance of distribution of our products by our distributors could lead to reduced sales. In addition, because we intend to sell a significant portion of our products through distributors, it is difficult for us to monitor end user demand for our products on a current basis. For example, third-party distributors may place large initial orders which may not be indicative of long-term end user demand.

     Our operating results could also be materially adversely affected by changes in distributors' inventory strategies, which could occur rapidly and, in many cases, may not be related to end user demand. New products may require different marketing, sales and distribution strategies than those for our current products. There can be no assurance that our distributors will choose or be able to effectively market these new products or to continue to market our products.

OUR SUCCESS DEPENDS IN PART UPON SALES TO DISTRIBUTORS, WHOSE UNPREDICTABLE DEMANDS AND REQUIREMENTS MAY SUBJECT US TO POTENTIAL ADVERSE REVENUE FLUCTUATIONS.

     Demand for our products is subject to many risks beyond our control, including, among others:

     - competition faced by our distributors in their particular end markets;

     - market acceptance of molded fiber packaging products by our OEM customers;

     - the technical, sales and marketing and management capabilities of our distributors' customers; and

     - the financial and other resources of our distributors.

WE HAVE BEEN DEPENDENT ON SALES TO A LIMITED NUMBER OF LARGE CUSTOMERS; THE LOSS OF ANY OF THESE CUSTOMERS OR ANY REDUCTION IN ORDERS FROM SUCH CUSTOMERS COULD MATERIALLY AFFECT OUR SALES.

     Historically, we have sold a significant proportion of our products and services to a limited number of distributors who in turn sold those products to a limited number of ultimate customers. For example, in 1999, two distributors, Stephen Gould Corporation and Hisco, Inc., accounted for 56% of our net sales. None of our customers has entered into a long-term agreement requiring it to purchase our products. Although the composition of the group comprising our largest customers has varied from year to year, the loss of a significant customer or any reduction or delays in orders from any significant customer, including reductions or delays due to customer departures from recent buying patterns, or market, economic or competitive conditions in our customers' business, could adversely affect us.

INTENSE COMPETITION IN THE PACKAGING MATERIALS COULD PREVENT US FROM INCREASING REVENUE AND SUSTAINING PROFITABILITY.

     The market for packaging products in general is intensely competitive. We expect to experience increasing levels of competition in the future if our competitors decide to devote additional resources to the manufacture and sale of molded fiber packaging materials. The principal competitive factors affecting the markets for our products include, price, product design and functionality, product quality and performance and increasing environmental concerns and regulations that promote the use of packaging materials that are recyclable and biodegradable. Although we believe that our products compete favorably with respect to such factors, there can be no assurance that we can maintain our competitive position against current or potential competitors, especially those with greater financial, marketing, service, support, technical or other competitive resources.

     We currently compete primarily with larger and more established companies that have larger production capacity, more established and larger marketing and sales organizations and significantly greater financial resources than we do. There can be, however, no assurance that such competitors will not be able to respond more quickly to changes in customer requirements, devote greater resources to the development, sale and promotion of their products than we do or develop products that are superior to our products or that achieve greater market acceptance.

     Our future success will depend, in part, upon our ability to increase sales in our targeted markets. There can be no assurance that we will be able to compete successfully with our competitors or that the competitive pressures we face will not have a material adverse effect on us. Our future success will depend in large part upon our ability to increase our share of our target market and to sell additional products to existing customers. Future competition may result in price reductions, reduced margins or decreased sales. See "Business -- Competition."

WE MAY ENGAGE IN FUTURE ACQUISITIONS, WHICH COULD ADVERSELY AFFECT YOUR INVESTMENT IN US AS WE MAY NEVER REALIZE ANY BENEFITS FROM SUCH ACQUISITIONS, WHICH ALSO COULD BE EXPENSIVE AND TIME CONSUMING.

     We intend to acquire other firms that are engaged in the manufacture and sale of molded fiber products if we are able to locate suitable acquisition prospects and acquire them on reasonable terms. We currently have no commitments with respect to any acquisitions. If we do undertake any transactions of this sort, the process of integrating an acquired business may result in operating difficulties and expenditures and may absorb significant management attention that would otherwise be available for ongoing development of our business. Moreover, we may never realize the anticipated benefits of any acquisition. Future acquisitions could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to goodwill and other intangible assets, which could adversely affect our results of operations and financial condition.

RISKS RELATED TO THE OFFERING

OUR SECURITIES HAVE NO PRIOR MARKET, AND WE CANNOT ASSURE YOU THAT OUR STOCK PRICE WILL NOT DECLINE AFTER THE OFFERING. THAT COULD LEAD TO COSTLY LITIGATION FOR US AND MAKE AN INVESTMENT IN US LESS APPEALING.

     Before this offering, there has not been an active public market for our common stock, and an active public market for our common stock may not develop or be sustained after this offering. The market price of our common stock could be subject to significant fluctuations after this offering. Among the factors that could affect our stock price are:

     - actual or anticipated fluctuations in our operating results;

     - changes in revenue or earnings estimates or publication of research reports by analysts;

     - speculation in the press or investment community;

     - announcements concerning us or our competitors, or the packaging industry in general;

     - general and industry-specific economic conditions unrelated to our performance;

     - the loss of any of our key personnel; and

     - actions by institutional stockholders prior to its divestiture of our stock.

     In addition, the stock market has experienced extreme price and volume fluctuations that has often been unrelated to the operating performance of particular companies. The market prices of the securities of smaller companies like ours without consistent product revenues and earnings, have been highly volatile and may continue to be highly volatile in the future. This volatility has often been unrelated to the operating performance of particular companies. In the past, securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Moreover, market prices for stocks of many companies, particularly following an initial public offering, frequently reach levels that bear no relationship to the operating performance of such companies. These market prices generally are not sustainable and are subject to wide variations. Whether or not meritorious, litigation brought against us could result in substantial costs, divert management's attention and resources and harm our financial condition and results of operations.

PRICE AND VOLUME FLUCTUATIONS -- THE TRADING VOLUME AND PRICE OF OUR COMMON STOCK COULD FLUCTUATE SUBSTANTIALLY.

     The market for our shares may be subject to extreme price and volume fluctuations. We believe that a number of factors, both within and outside our control, could cause the trading volume and price of our common stock to fluctuate, perhaps substantially. Important factors that could cause our common stock to fluctuate include:

     - announcements of developments related to our business or our competitors' or customers' businesses;

     - fluctuations in our financial results;

     - general conditions or developments in the packaging products business;

     - potential sales of our common stock into the marketplace by us or our stockholders; and

     - a shortfall in revenue, gross margin, earnings or other financial results or changes in research analysts' expectations.

OUR PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS OWN A SIGNIFICANT PERCENTAGE OF OUR STOCK, AND AS A RESULT, THE TRADING PRICE FOR OUR SHARES MAY BE DEPRESSED AND THESE STOCKHOLDERS CAN TAKE ACTIONS THAT MAY BE ADVERSE TO YOUR INTERESTS.

     Our executive officers and directors and entities affiliated with them will, in the aggregate, beneficially own approximately 72.4% of our common stock following this offering. This significant concentration of share ownership may adversely affect the trading price for our common stock because investors often perceive disadvantages in owning stock in companies with controlling shareholders. These stockholders, acting together, will have the ability to exert substantial influence over all matters requiring approval by our stockholders, including the election and removal of directors and any proposed merger, consolidation or sale of all or substantially all of our assets. In addition, they could dictate the management of our business and affairs. This concentration of ownership could have the effect of delaying, deferring or preventing a change in control, or impeding a merger or consolidation, takeover or other business combination that could be favorable to you.

PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW COULD DISCOURAGE ACQUISITION PROPOSALS OR DELAY A CHANGE IN OUR CONTROL, AND THIS MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR DENY OUR STOCKHOLDERS A CHANCE TO REALIZE A PREMIUM ON THEIR SHARES.

     Our certificate of incorporation and by-laws contain anti-takeover provisions, including those listed below, that could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to our stockholders:

     - our board of directors has the authority to issue common stock and preferred stock and to determine the price, rights and preferences of any new series of preferred stock without further stockholder approval;

     - commencing with our 2001 annual meeting, our board of directors will be divided into three classes, with each class serving staggered three-year terms;

     - supermajority voting is required to amend key provisions of our certificate of incorporation and by-laws;

     - there are limitations on who can call special meetings of stockholders;

     - in order to nominate a director or make a proposal at a stockholders' meeting, a stockholder must give us advance notice.

     In addition, provisions of Delaware law may also discourage, delay or prevent a change of control of our company or unsolicited acquisition proposals.

OUR MANAGEMENT WILL HAVE BROAD DISCRETION TO USE THE PROCEEDS OF THIS OFFERING AND THEIR USES MAY NOT YIELD A FAVORABLE RETURN.

     While we intend to use the net proceeds from this offering principally for expansion of our operations and working capital needs and general corporate purposes, including the repayment of approximately $720,000 of outstanding debt and current liabilities, most of the net proceeds of this offering have not been allocated for precise or specific uses. Our management will have broad discretion to spend the proceeds from this offering in ways with which stockholders may not agree. The failure of our management to use these funds effectively could result in unfavorable returns. This could have significant adverse effects on our financial condition and could cause the price of our common stock to decline. See "Use of Proceeds."

YOU WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION.

     The initial public offering price of our shares is substantially higher than the book value per share of the outstanding common stock. Accordingly, investors purchasing shares of common stock in this offering will

     - pay a price per share that substantially exceeds the value of our assets after subtracting liabilities; and

     - if only $5,000,000 of shares are sold, contribute 87.1% of the total amount invested to date to fund us, but will own only 5.9% of the shares of common stock outstanding (increasing to 95.3% of the total amount invested and 15.8% of shares outstanding if all $15,000,000 of shares are sold.

     To the extent outstanding stock options or warrants are exercised, there will be further dilution to new investors.

FUTURE SALES OF OUR COMMON STOCK MAY DEPRESS OUR STOCK PRICE.

     Upon completion of this offering, we will have 19,047,500 shares of common stock outstanding. All the shares sold in this offering can be freely traded. Of our 16,047,500 currently outstanding shares, 14,650,000 are "restricted securities" within the meaning of Rule 144 ("Rule 144") promulgated under the Securities Act of 1933. This means that they may not be sold without first being registered under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144. Almost all of those 14,650,000 shares, which are held by current stockholders, are currently eligible for sale pursuant to Rule 144, subject to the volume and manner of sale limitations under Rule 144. The remaining shares will become available at various times thereafter upon the expiration of one-year from the date of initial acquisition of the shares. We cannot predict the effect, if any, that public sales of these shares or the availability of shares for sale will have on the market price of our common stock from time to time. Nevertheless, if our stockholders, and particularly our directors and officers, sell substantial amounts of our common stock in the public market, or if the public perceives that such sales could occur, this could have an adverse impact on the market price of our common stock, even if there is no relationship between such sales and the performance of our business. See "Shares Eligible for Future Sale" for a discussion of potential future sales of our common stock.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "plans," "expects," "future," "intends," "may," "will," "should," "estimates," "predicts," "potential," "continue" and similar expressions to identify these forward-looking statements. Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those discussed in "Risk Factors," "Management's Discussion and Analysis" and elsewhere in this prospectus. This prospectus also contains forward-looking statements attributed to third parties relating to their estimates regarding the growth of our markets. Forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, as well as those of the markets we serve, levels of activity, performance, achievements and prospects to be materially different from those expressed or implied by the forward-looking statements. We do not have any intention or obligation to update forward-looking statements, even if new information, future events or other circumstances make them incorrect or misleading.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER TO SELL THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS ONLY. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

                                USE OF PROCEEDS

     We estimate that our net proceeds from this offering will be approximately $4,200,000 if only $5,000,000 of shares are sold or approximately $13,200,000 if all the shares are sold. The amount of those estimated net proceeds are after deducting the selling commissions and estimated offering expenses payable by us.

     We intend to use the net proceeds of this offering in the following manner:

                                                       MINIMUM OFFERING             MAXIMUM OFFERING
                                                     ---------------------       ----------------------
                                                       AMOUNT      PERCENT         AMOUNT       PERCENT
                                                       ------      -------         ------       -------
Equipment........................................    $2,500,000      59.5%       $ 9,000,000      68.2%
Payment of Debt and Current Liabilities..........       720,000      17.1            720,000       5.5
Sales, Marketing & Advertising...................       400,000       9.5          1,000,000       7.6
Equipment Installation and Start-up Costs........       500,000      11.9          1,100,000       8.3
Research and Development.........................        80,000       1.9            380,000       2.9
Working Capital..................................             0       0.0          1,000,000       7.6
                                                     ----------     -----        -----------     -----
     Total.......................................    $4,200,000     100.0%       $13,200,000     100.0%
                                                     ==========     =====        ===========     =====

     Our anticipated use of net proceeds is based upon our current status of operations and business plan. It is possible that the application of funds may vary depending upon a number of factors including, without limitation, an increase in orders for our products and the need for additional raw materials and equipment, the availability of potential acquisitions, the availability of bank or other financing and other factors beyond our control. Additional financing will be required to implement our long-term business plan. We cannot assure that any such financing will be available when needed on terms acceptable to us, if it is available at all.

     In addition, we may also use a portion of the net proceeds from this offering to acquire businesses or product lines that complement our existing business if we could make these acquisitions on terms which we deem to be favorable. However, we do not have any commitments to make any acquisition and have not allocated a specific amount of the net proceeds for this purpose.

     Our management will have significant flexibility in applying the net proceeds of the offering. Pending any use as described above, we intend to invest the net proceeds in short-term, interest-bearing investment-grade instruments.

                                DIVIDEND POLICY

     After completion of this offering, we currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends in the foreseeable future. Furthermore, we anticipate that we will enter into loan agreements with one or more banks which may place restrictions upon our ability to pay dividends.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2000. Our capitalization is presented:

     - - on an actual basis;

     - - on a pro forma as adjusted basis to reflect our receipt of the estimated net proceeds of $4,200,000 from the sale of 1,000,000 shares of our common stock in this offering; and

     - - on a pro forma as adjusted basis to reflect our receipt of the estimated net proceeds of $13,200,000 from the sale of 3,000,000 shares of our common stock in this offering.

     You should read the information set forth below together with "Selected Historical Consolidated Financial Data", "Management's Discussion and Analysis -- Liquidity and Capital Resources" and our historical consolidated financial statements and the notes to those statements included elsewhere in this prospectus.

                                                                        JUNE 30, 2000 (UNAUDITED)
                                                                 ----------------------------------------
                                                                                PRO FORMA      PRO FORMA
                                                JUNE 30, 2000                  AS ADJUSTED    AS ADJUSTED
                                                   ACTUAL        PRO FORMA     FOR MINIMUM    FOR MAXIMUM
                                                  UNAUDITED        (A)(C)      OFFERING(D)    OFFERING(E)
                                                -------------    ---------     -----------    -----------
Cash and cash equivalents...................      $   8,268      $  508,268    $4,250,988     $13,250,988
                                                  =========      ==========    ==========     ===========
Current installments of long-term debt......        451,846         451,846            --              --
Long-term debt, excluding current
  installments:
  Note payable -- related parties...........         45,000          45,000        45,000          45,000
  Note payable..............................          5,434         161,434       161,434         161,434
Common stock -- $.001 par value; 75,000,000
  authorized shares; issued and outstanding
  shares 15,669,500, 16,047,500 pro forma
  17,047,500 pro forma as adjusted (d) and
  19,047,500 pro forma as adjusted (e)......         15,670          16,048        17,048          19,048
Additional paid-in capital..................         70,540         726,162     4,925,162      13,923,162
Deficit accumulated during the development
  stage.....................................       (190,754)       (190,754)     (190,754)       (190,754)
                                                  ---------      ----------    ----------     -----------
Total shareholders' equity (deficit)........       (104,544)        551,456     4,751,456      13,751,456
                                                  ---------      ----------    ----------     -----------
Total capitalization........................      $ 397,736      $1,209,736    $4,957,890     $13,957,890
                                                  =========      ==========    ==========     ===========

-------------------------
(a) Gives effect to the private placement of 300,000 restricted 144 common shares on July 8, 2000 for $500,000 in proceeds. See "Subsequent Events Footnote."

(b) In exchange for future consulting services to be rendered a stock warrant for 2,000,000 shares was issued and is exercisable at $.01 per share during the period ending June 30, 2003. See "Subsequent Events Footnote". Note that the warrants were issued in July 2000 and are not included in the pro-forma data.

(c) On August 1, 2000 we converted $312,000 in trade payables to $156,000 in equity through the issuance of 78,000 restricted 144 common shares and $156,000 in long term debt at 7% interest due October 1, 2005. See "Subsequent Events Footnote".

(d) Assumes the sale of 1,000,000 shares at $5 per share for gross proceeds of $5,000,000 and net proceeds of $4,200,000.

(e) Assumes the sale of 3,000,000 shares at $5 per share for gross proceeds of $15,000,000 and net proceeds of $13,200,000.

                                    DILUTION

     The deficit in our pro forma net tangible book value at June 30, 2000 was approximately ($188,920), or approximately ($0.02) per share. The deficit in net tangible book value per share is determined by dividing our net tangible book value, which is total tangible assets less total liabilities, by the 16,047,500 shares of common stock outstanding immediately before this offering. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards.

     After giving effect to our sale of 1,000,000 shares in this offering at the initial public offering price of $5.00 per share and after deducting the selling commissions and estimated offering expenses payable by us, our adjusted net tangible book value at June 30, 2000 (on a pro forma basis) would have been approximately $4,011,080, or $0.24 per share. The following table illustrates the pro forma dilution per share that would occur if we sell 1,000,000 shares in this offering:

Initial public offering price per share.....................              $5.00
Net tangible book value per share as of June 30, 2000.......    $(0.02)
Increase in net tangible book value per share attributable
  to new investors..........................................      0.26
                                                                ------
Adjusted pro forma net tangible book value per share after
  this offering.............................................               0.24
                                                                          -----
Dilution in net tangible book value per share to new
  investors.................................................              $4.76
                                                                          =====

     After giving effect to our sale of 3,000,000 shares in this offering at the initial public offering price of $5.00 per share and after deducting the selling commissions and estimated offering expenses payable by us, our adjusted net tangible book value at June 30, 2000 (on a pro forma basis) would have been approximately $13,011,080, or $0.69 per share. The following table illustrates the pro forma dilution per share that would occur if we sell all 3,000,000 shares offered in this offering:

Initial public offering price per share.....................              $5.00
Net tangible book value per share as of June 30, 2000.......    $(0.02)
Increase in net tangible book value per share attributable
  to new investors..........................................      0.71
                                                                ------
Adjusted pro forma net tangible book value per share after
  this offering.............................................               0.69
                                                                          -----
Dilution in net tangible book value per share to new
  investors.................................................              $4.31
                                                                          =====

     The following tables presents the following data as of August 31, 2000, and assumes an initial public offering price of $5.00 per share for our new investors:

     - The number of shares of common stock acquired from us;

     - The total cash consideration paid;

     - The average price per share paid before deducting estimated underwriting fees and estimated expenses of the offering; and

     - The average price per share paid by the existing shareholders.

     This table shows that information if we sell 1,000,000 of the shares in this offering.

                                             SHARES PURCHASED          AGGREGATE CONSIDERATION         AVERAGE
                                           ---------------------       ------------------------         PRICE
                                             NUMBER      PERCENT          AMOUNT       PERCENT        PER SHARE
                                             ------      -------          ------       -------        ---------
Existing Shareholders..................    16,047,500      94.1%        $  738,460       12.9%          $0.05
New Investors..........................     1,000,000       5.9          5,000,000       87.1           $5.00
                                           ----------     -----         ----------      -----
     Total.............................    17,047,500     100.0%        $5,738,460      100.0%
                                           ==========     =====         ==========      =====

     This table shows that information if we sell all 3,000,000 of the shares in this offering.

                                             SHARES PURCHASED          AGGREGATE CONSIDERATION         AVERAGE
                                           ---------------------       ------------------------         PRICE
                                             NUMBER      PERCENT          AMOUNT       PERCENT        PER SHARE
                                             ------      -------          ------       -------        ---------
Existing Shareholders..................    16,047,500      84.2%       $   738,460        4.7%          $0.05
New Investors..........................     3,000,000      15.8         15,000,000       95.3           $5.00
                                           ----------     -----        -----------      -----
     Total.............................    19,047,500     100.0%       $15,738,460      100.0%
                                           ==========     =====        ===========      =====

     The above information excludes:

     - 2,000,000 shares of common stock issuable upon the exercise of outstanding warrants with an exercise price of $.01 per share; and

     - 1,300,000 unissued shares authorized for future awards under our 2000 Stock Option Plan. To the extent that any options are granted and exercised, there will be further dilution to new investors.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

     The following tables present our selected historical consolidated financial data. The information set forth below should be read together with "Management's Discussion and Analysis" and our historical consolidated financial statements and notes to those statements included elsewhere in this prospectus. Our consolidated operations data set forth below for the period from February 22, 1999 (date of inception) through December 31, 1999 and the consolidated balance sheet data as of December 31, 1999 are derived from our audited consolidated financial statements included in this prospectus which have been audited by Moore Stephens Doeren Mayhew, independent auditors, whose report is also included in this prospectus.

     The consolidated operations data for the six months ended June 30, 2000 and 1999 and the consolidated balance sheet data as of June 30, 2000 are derived from unaudited pro forma condensed consolidated financial statements included in this prospectus and, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, that are necessary for a fair presentation of our financial position and operating results for these periods. The pro forma balance sheet as of June 30, 2000 reflects the private placement of 300,000 shares of restricted common stock for $500,000 ($1.67 per share) in July, 2000. The historical financial information may not be indicative of our future performance and does not reflect what our financial position and operating results would have been had we operated as a separate, stand-alone entity during the periods presented.

                                                         FOR THE PERIOD
                                                        FEBRUARY 22, 1999
                                                             THROUGH           SIX MONTHS ENDED JUNE 30
                                                          DECEMBER 31,       ----------------------------
                                                              1999              1999             2000
                                                            PRO FORMA         PRO FORMA        PRO FORMA
                                                        -----------------     ---------        ---------
                                                           (UNAUDITED)       (UNAUDITED)      (UNAUDITED)
STATEMENT OF CONSOLIDATED OPERATIONS DATA
Total Revenues........................................      $ 726,612         $ 344,431        $ 234,403
Cost of Sales.........................................        818,957           457,594          117,782
                                                            ---------         ---------        ---------
Gross Income (Loss)...................................        (92,345)         (113,163)         116,621
Selling, General and Administrative Expenses..........       (492,597)         (244,063)        (427,038)
                                                            ---------         ---------        ---------
Loss From Operations..................................       (584,942)         (357,226)        (310,417)
Interest Expense......................................        (39,322)          (27,895)         (29,576)
                                                            ---------         ---------        ---------
Loss Before Income Taxes..............................       (624,264)         (385,121)        (339,993)
Income Taxes..........................................             --                --               --
                                                            ---------         ---------        ---------
Net Loss..............................................      $(624,264)        $(385,121)       $(339,993)
                                                            =========         =========        =========

                                                         DECEMBER 31,
                                                             1999                           JUNE 30,
                                                           PRO FORMA                          2000
                                                         ------------                       --------
                                                          (UNAUDITED)                      (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA
Current Assets.......................................     $    32,348                      $    52,656
Equipment and Leasehold Improvements.................         489,179                          419,684
Goodwill.............................................         581,081                          730,924
Other Assets.........................................          18,670                           16,455
                                                          -----------                      -----------
     Total Assets....................................     $ 1,121,278                      $ 1,219,719
                                                          ===========                      ===========
Current Liabilities..................................       1,126,098                        1,273,829
Long Term Debt.......................................          45,000                           50,434
                                                          -----------                      -----------
     Total Liabilities...............................       1,171,098                        1,324,263
                                                          -----------                      -----------
Shareholders' Equity (deficit).......................         (49,820)                        (104,544)
Working Capital (deficit)............................      (1,093,750)                      (1,221,173)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     The following discussion of our financial condition and results of operations should be read together with our consolidated financial statements and notes to those statements included elsewhere in this prospectus.

BASIS OF PRESENTATION

     We were incorporated in February, 1999 and acquired Castle Keep in April 1999 and Eco-form in May, 2000. Other than the operations of Eco-form, we have not had any material operations. Included in the financial statements included elsewhere in this prospectus are the audited financial statements of Eco-form as of August 31, 1998 and 1999 and for the years then ended. Because we did not acquire Eco-form until May, 2000, its operations would not be included in our financial statements prior to that date. In order to provide information that shows the results of our operations as if we had acquired Eco-form and Castle Keep when we were incorporated, those financial statements also include our consolidated unaudited pro forma statement of operations for the period from February 22, 1999 (date of inception) through December 31, 1999, unaudited consolidated pro forma statements of operations for the six months ended June 30, 1999 and 2000, a consolidated unaudited pro forma balance sheet as of December 31, 1999 and an unaudited consolidated balance sheet as of June 30, 2000. The following discussion is based upon those pro forma consolidated financial statements and balance sheets

RESULTS OF OPERATION -- SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO JUNE 30, 1999

     Our revenues decreased by $110,028 (32%) from $344,431 in 1999 to $234,403 in 2000. That decrease is because our 1999 revenues included revenues received from the sale of tooling and the 2000 revenues only include revenues from the sale of product. There was no tooling revenue in the first six months of 2000 because of a lack of sales activity in the preceding two quarters. The tooling revenues represent amounts received from customers for tooling that we sold to them at our cost of having outside firms produce that tooling.

     The cost of sales decreased by $339,812 (74%) from 1999 to 2000 because of two factors. First, a large tooling cost was incurred in 1999 from which revenue had not been generated by the end of the comparative period. Secondly, the manufacturing equipment was upgraded and improved in the fourth quarter of 1999, which led to more efficient plant operations.

     Sales, general and administrative expenses increased by $182,975 (75%) due to the acquisition of Eco-form. Specifically, professional fees and travel expenses increased considerably over the same period in 1999.

     Interest expense increased by $1,681 (6%) from 1999 to 2000 due to the additional debt service requirements from the acquisition of Eco-form.

LIQUIDITY AND CAPITAL RESOURCES

     Our current liabilities exceed our current assets by $1,221,173 at June 30, 2000. This is a consequence of our acquisition of Eco-form, in which we assumed current liabilities and primarily acquired long term assets and goodwill. Subsequent to the merger date, $500,000 was raised through the private placement of 300,000 common shares. Also, a significant trade payable to Emery International was converted in the amounts of $156,000 in equity (for 78,000 common shares) and $156,000 in long term debt.

     Our expansion into other areas of the country and the world will require significant capital resources. The costs associated with the initial public offering, as well as the acquisition of Eco-form have been funded by the private sale of and issuance of capital stock and notes payable. Such private funding through capital investment is expected to continue in the foreseeable future. The capital required for expansion is expected to be met with proceeds from this offering of common stock.

     Our current loans with Massachusetts Business Development Corporation and Rockland Trust were arranged by the principals of Eco-form. These loans were for the purchase of a new forced-air drying system to meet new production requirements and operating capital. Our Management team was able to make arrangements with both lenders to pay them up to date and keep the loans current. We are negotiating with these two lenders for more favorable repayment terms. As a result of our new management, our relationship with the lenders has improved. However, we anticipate using approximately $720,000 of the proceeds from this offering to pay outstanding debt and current liabilities.

                                    BUSINESS

GENERAL

     We are Eco-form International, Inc., a Delaware corporation that designs, manufactures and markets 100% recycled molded fiber packaging, a competitively priced, environmentally friendly biodegradable product that is used as a cushion in the packaging of consumer electronics, computers, appliances, tools, interconnectivity devices and food products. Historically, molded fiber packaging has been used primarily in the food industry including familiar applications such as egg cartons and fruit separators. In recent years, original equipment manufacturers (OEMs) in the customer electronics, computer and appliance industries have begun to show interest in using molded fiber as interior packaging for their equipment. We believe recent changes in consumer sentiment, corporate practices and government regulations related to environmental and safety standards have created a climate that is favorable to the use of molded fiber packaging products. We therefore expect the market for molded fiber packaging products to increase dramatically in the coming decade. We believe we are uniquely positioned to take advantage of this opportunity because we have an established customer base, marketing expertise, distributor agreements, exclusive molding equipment supplier relationships, packaging design experience and the production facilities that will allow for rapid expansion and increased market penetration.

     We did not conduct any significant business operations until May 2000 when we acquired Eco-form, Inc., a Massachusetts corporation ("Eco-form"). Eco-form designs and manufactures molded fiber packaging materials. We acquired Eco-form by merging it into us so that Eco-form is no longer a separate corporation. That acquisition was treated as a purchase for accounting purposes. Unless the context otherwise requires, any references to "we, us" or "our" will also include our inactive wholly-owned subsidiary, Castle Keep Holding (USA), Inc. ("Castle Keep") and the operations that were previously conducted by Eco-form, Inc.

     Eco-form, Inc. was established in 1995 by M. Salahuddin Khan and Fuad Khan to manufacture and market interior protective packaging. We acquired Eco-form because it owned a fully functioning manufacturing facility in Walpole, Massachusetts, had production contracts with large electronic, computer and consumer product companies, and had developed proprietary design processes that reduce the development time for new package designs and prototypes. Eco-form's engineering experience and use of Solid Model (3-D CAD/CAM) software, combined with its packaging design, prototyping, manufacturing and technology expertise has enabled it to rapidly develop creative packaging prototypes and dies for its customers. Its customers included Lucent Technologies, Cisco Systems, Inc., Motorola, Revlon Sony, Wyeth-Ayerst (a division of American Home Products), Baxter Medical, Eco-star and Tekada of Japan (a tier one automotive supplier). We are continuing and intend to expand all the operations that were conducted by Eco-form prior to its acquisition by us.

     In addition to the facilities and operations of Eco-form, we believe that we will benefit from the experience and contacts that have been developed by our officers, Howard Keep and Terry Keep, who have been engaged in various aspects of the molded fiber industry since 1991. Howard Keep and Terry Keep were the principals of a Canadian firm that did business as "International Technology Funding" and "International Technology Packaging" and sold molded fiber equipment manufactured by Emery International and negotiated sales orders for new and existing molded fiber packaging plants. That firm, which has subsequently been deactivated by Howard Keep and Terry Keep because they are now devoting full time to our activities, had established relationships with customers that included Xerox, Cisco Systems, Inc., Compaq Computer, Lexmark, Lucent Technologies, 3Com and many other large electronics, computer and consumer products companies. Howard Keep and Terry Keep also have extensive experience with food producers that require commodity molded fiber products such as egg and fruit tray cartons. Their prior company also had contractual and working relationships with distributions such as Weyerhaeuser, Xpedx, Westcoast Paper, Hisco and Tharco.

     Howard and Terry Keep's prior company also had distribution agreements with Emery International and the British manufacturer of MoldMaster molded fiber equipment that provided for exclusive rights to market their paper fiber molding equipment in North America. Those agreements are now held by our subsidiary, Castle Keep. We believe that the Emery International and MoldMaster pulp molding equipment are the world's most advanced molded fiber technology and equipment. We believe our exclusive North American distribution agreements with Emery International and MoldMaster provide us with a competitive advantage over our competitors.

OBJECTIVES

     Our objective is to take advantage of what we believe will be a rapid expansion in the demand for molded fiber packaging materials during the next decade. The packaging industry, which includes metals, plastic and paper products, is a $450 billion global market. At $300 million, the domestic molded fiber market represents a fraction of the overall market. There are only 12 molded fiber manufacturers nationwide, compared with approximately 3,600 manufacturers of expanded polystyrene ("EPS") nationwide.

     We intend to penetrate the overall packaging market by showing molded fiber as a superior alternative to other interior packaging materials such as corrugated cardboard and EPS. Our sales and marketing efforts are based on the following product attributes:

     - LOWER COST: Molded fiber packaging typically can be offered to original equipment manufacturers (OEMs) at prices that are considerably lower than EPS and corrugated cardboard. In the current market, prices can be 5% to 50% less expensive than other alternatives.

     - HIGH PERFORMANCE: Molded fiber is dust free, provides exceptional cushioning properties and can be designed three-dimensionally to package any product.

     - ENVIRONMENTALLY FRIENDLY: Molded fiber is fully biodegradable and can typically be recycled through curbside collection programs. Since it is made from recycled newsprint and paper, there is an abundance of low-cost raw material available. In fact, at our Walpole, Massachusetts plant, we use over-run copies of the Boston Globe as our primary paper supply.

     As the result of our management's experience and contacts and our acquisition of Eco-form, we believe we have put the following key components in place to accomplish our objectives:

     - An existing manufacturing facility located in Boston, Massachusetts, which services existing, contracts throughout the US and has won awards for its product designs.

     - A proven marketing and sales team with nine years experience and packaging sales accounts that include Lucent Technologies, Xerox, Motorola, Wyeth-Ayerst, Baxter Medical and Tekada.

     - Agreements with Emery International and MoldMaster that give us the exclusive right to sell in North America what we believe is the world's most advanced molded fiber technology and equipment in North America.

     Provided that proper funding is available, we intend to:

     - Establish additional manufacturing facilities in key areas of the United States. Initially, we intend to build a second manufacturing facility in the Northwestern United States in order to service existing contracts and pursue additional opportunities cultivated over several years by our management in this market, which is also known as "the silicone forest". Subsequently, we would establish additional plants in close proximity to existing and potential customers in markets such as the Southwestern and Midwestern United States. Our plan is to equip each new facility with molding machines that will be able to produce a variety of products including higher margin electronic packaging and lower margin food packaging materials. Since there is high demand for commodity products such as fruit separators and egg trays, four cup carryout trays (used by McDonalds and StarBucks), we intend to initially pursue sales of these products, which require little design expertise, in order to utilize manufacturing capacity and generate cash flow at new facilities. Simultaneously, we intend to market and sell our capabilities and capacity for higher margin electronics, computer and consumer goods packaging.

     - Acquire or form alliances with existing molded fiber manufacturers that would offer manufacturing capacity in markets where our customers are located. As a result of their activities in the industry over the past decade, our management is aware of several molded fiber manufacturers in the United States and Europe that might make suitable acquisitions. Joint ventures in Europe and Asia are also possible. However, at this time we have not entered into any agreements or understandings regarding the acquisition of any other companies or any joint ventures with any other companies.

MOLDED FIBER PRODUCTS

     Molded fiber packaging products consist of paper pulp fiber that is molded into a desired shape and thickness. The raw material for the process includes recycled newsprint ("ONP") and kraft paper (recycled printing and writing paper, magazine stock and corrugated cardboard boxes). The formula for the molded fiber product is determined through testing and is dependent on the shape, thickness and strength required for packaging. To this mixture, aluminum sulfate and soluble wax are added to ensure the pulp fiber adheres, provide the finish surface of the molded product and impart varying degrees of waterproofing.

     Molded fiber products are used for cushion packaging, carton and tray packaging, inserts and receptacles and containers.

     - CUSHION PACKAGING. Cushion packaging is used to protect moderately fragile products being transported from the manufacturer to the end user. Product groups requiring this type of packaging include consumer electronics, cameras and related photography products, computers and peripheral products, home appliances, power tools, medical products, lighting products and hardware.

     - CARTON AND TRAY PACKAGING. Carton and tray packaging is used for perishable products to hold products for a relatively short period of time. These products use less complex designs and are geared to high production runs. Some examples of carton and tray packaging include trays for food products such as eggs, fruit and vegetables and disposable trays and plates used at fast food restaurants and for catering.

     - INSERTS. In package inserts, a product is set into a shaped insert and packed into an outer shell, which is generally made from chipboard. The product is often visible so it requires a smooth finish and an appealing appearance.

     - RECEPTACLES AND CONTAINERS. The use of soluble wax and aluminum sulfate allows molded fiber to hold liquids for long periods of time. In the medical industry, molded fiber is used for urine bottles, emesis trays and bedpan inserts. The shape of the receptacle may require a special purpose machine to create a cavity.

COMPETITIVE PRODUCTS

     Other competing products that are also used for those uses include expanded polystyrene ("EPS") and corrugated paper inserts. EPS is used for cushion packaging, carton and tray packaging and inserts and corrugated paper inserts are used for cushion packaging and inserts. EPS is an oil byproduct, which is volatile and does not meet current environmental standards. Corrugated paper packaging meets environmental standards, but its use is limited due to its two-dimensional approach in design. We believe that new OSHA policies will motivate companies that currently use folded corrugated paper for their protective packaging to convert to packaging that does not have the potential of repetitive strain injuries currently experienced with folding corrugated paper.

     We believe that molded fiber products will gradually replace EPS because of growing environmental issues, both globally and in the US. By providing superior packaging to the rapidly growing electronics and consumer product segments as well as offering a "green" package with little or no producer responsibility costs for the companies buying and disposing of the packaging, molded fiber is economically, ecologically and structurally a superior product.

     The competitors currently represent 99% of the market. Therefore, they have significant relationships with customers, which may be difficult to displace. Product designers are familiar with EPS and corrugated packaging solutions and often design their products to conform to these known and tested packaging solutions.

     Molded fiber products enjoy the following competitive benefits over EPS and corrugated paper:

     - RECYCLABLE. By using 100% post consumer waster paper as the major raw material, molded paper technology reduces municipal solid waste. Although, small amounts of aluminum sulfate are used (1% of slurry solution), molded fiber products are completely recyclable through this manufacturing process and other recycling processes. Corrugated paper is also recyclable. Although EPS is recyclable to an extent, the reclaimed EPS material is very limited in its reuse as a material. EPS recycling also lacks the strong paper-recycling infrastructure at the end user level that paper products have. EPS cannot be incinerated since it is toxic. Molded fiber packaging is quickly becoming the standard in European, Asian and other countries with manufacturer "take-back" responsibilities.

     - BIODEGRADABLE. Since molded fiber is organic, it is completely biodegradable. Fibers disintegrate in landfills or under damp conditions. Corrugated paper is also biodegradable. EPS is oil based and is not biodegradable.

     - SHOCK AND VIBRATION PROTECTION. Molded fiber can absorb comparable shock and static loads and has superior vibration absorption than EPS. Molded fiber can be arranged in patterns of stiffeners and webs to protect areas sensitive to shocks and vibration. EPS can only provide more protection by increasing thickness, which will affect the size, shape and weight of the box. EPS can lose its protective ability, since it crushes with impact and does not return to its original shape. Molded fiber does not readily lose its shape.

     - SUPERIOR STACKING/NESTING REDUCES SHIPPING AND STORAGE COSTS. Molded fiber reduces shipping and storage costs since it can "nest" together and therefore requires less warehouse and manufacturing floor space and allows more efficient shipping of packaging materials. Since molded fiber depends on patterns of stiffeners and webs, rather than on thickness, its thickness is generally in the area of 2 mm. and no greater than 5 mm. Molded fiber products can be easily stacked. EPS does not "nest" due to its thickness, which are generally several inches.

     - MORE STABLE MATERIAL PRICES. The price of recycled newsprint and corrugated containers used to manufacture molded fiber packaging has historically been more stable than the prices of oil based materials such as EPS.

     - INCREASED MANUFACTURING EFFICIENCY. The use of molded fiber reduces product costs since it can be formed to the exact shape and contour of the end user's product and can be used with automated assembly and packaging equipment. We have designed molded fiber products that are used to hold the product as it is being assembled and then also serve as the interior cushion packaging when the product is put into a package for retail sale. Corrugated paper must be manually cut and folded which increases labor costs and is difficult to use with automated packaging equipment. We believe that new OSHA policies will cause a reduction in the use of corrugated as an interior packaging product due to Workman's Compensation issues with repetitive strain injuries associated with repeated tasks such as folding corrugated.

EXPANSION OBJECTIVES

     The Fiber Box Association ("FBA") has developed new specifications for corrugated containers that are used in the grocery industry. The new boxes are designed to enable boxes of different products from different suppliers to be easily mixed on a single pallet, thereby allowing for improved efficiencies both in the distribution center and at the retail level. The new standards would allow containers to go directly from a shipping pallet to an in-store display to take advantage of display-ready container merchandising efficiencies.

     We have worked with International Paper and Weyerhaeuser to design a new fruit separator made of molded fiber that will fit the corrugated boxes that conform to the new FBA box standards. We believe the new separator will be widely sought by the grocery industry as a result of the new corrugated box standards. The new fruit separators will be sold to manufacturers of corrugated boxes who will use those new fruit separators in the boxes that they sell to fruit packers.

     Although the new fruit separators will be a lower margin "commodity" type product, we believe that the anticipated demand for the fruit separators will give us an opportunity to expand our business by building additional production facilities in different geographic areas. We believe the fruit separator business will act as an "engine" for each new facility. It will create immediate cash flow at a reasonable rate of return and "cushion" the time lag in generating new sales for the higher value, added electronics packaging at the new facility.

     We have had discussions with Weyerhaeuser who has indicated an interest in purchasing the new fruit separators from us as soon as we have a facility to produce them. We intend to initially produce the newly designed fruit separators in the first new facility that we plan to establish in the Northwestern United States. We would subsequently seek to establish new plants in Colorado, Texas, and the Southwest United States to take advantage of what we believe are other emerging sales opportunities.

     All the new facilities will initially have two state-of-the-art molding machines. Each machine will be capable of producing either electronic packaging and or the "new" fruit separator with just a change of the tool(s). In either case, one of the two machines' entire production capacity will be pre-sold to the grocery industries' distributors before we establish that plant.

     This new fruit separator is economically prohibitive for our competitors to produce due to the size of the product in relation to the size of the forming platen in the equipment used by the existing fruit separator manufacturers. Thus, those existing manufacturers would need to re-machine to produce this tray. The new molding machines that we would utilize will have a slightly larger-than-standard molding platen. This design variation, which is one of the benefits of our relationship with Emery International, will give us more flexibility in packaging design and production.

     Although we intend to use the fruit separator business to reduce the risk of establishing new production facilities, our goal will be to manufacture higher-margin interior packaging for the electronics, computer and consumer goods industries. The fruit separator business can be reduced or spun-off into a separate division in the future should we require production capacity for more of the higher valued electronic or consumer packaging. Additional equipment can be added or the fruit separator production reduced in favor for the higher valued products, which will allow for improved revenue at no additional cost or capital equipment investment.

MARKETING

     The United States is the largest packaging-consuming nation in the world. Molded fiber is a significant packaging alternative in every European and Asian country in the world. We believe that, with each new environmental policy approved in the US, Europe and Asia, demand for molded fiber packaging will grow substantially because of its superior environmental characteristics.

     Through their relationship with Emery International, our officers have been attending and exhibiting in the major US and European packaging exhibitions for eight years. In this time, they have been compiling information on clients' manufacturing capacity requirements, creating relationships with national packaging distributors, maintaining relationships with Emery International machine purchasers throughout the world, establishing packaging sales standards and working extensively with the International Molded Pulp Environmental Packaging Association (I.M.E.P.A.), the world's only international molded fiber association, to establish international molded fiber packaging standards.

     Based upon the current Emery International and Mold Master machine sales and inquiries, we believe that no major competitor has any current intention of entering the North American molded fiber packaging market. The major companies who might otherwise take advantage of this segment of the packaging industry consider molded fiber to be a niche market. As a result of their experience in molded fiber machine sales and financing, our management has been involved with many of the major paper and plastics manufacturers who have considered buying equipment and entering the molded fiber industry. However, those who have tried, failed due to a conflict of interest (especially with the plastics manufacturers), little or no tooling design or manufacturing and the general opinion amongst these companies is they don't want to enter a business they do not know. They want to focus on their core businesses. They want to stand back and watch the industry mature and then consider buying any significant players. We believe this approach by the major chemical, plastic and paper companies leaves us with a window of opportunity to expand our operations in what we believe will be an expanding market.

     We sell our products directly with our own sales personnel and through national distribution companies. We use national distribution companies because they have their own sales force and established relationships with customers and they have the capability to hold products in inventory until they are required by the customer. Most customers do not want to have to store large amounts of packaging materials but prefer to receive smaller shipments on a more frequent basis as they are needed. By using a distributor, we are able to ship larger quantities of products in each shipment and get paid for them by the distributor who then stores them and ships them to the customer as needed. Hisco, which is based in Houston, Texas, has 24 warehouses in the United States and Northern Mexico and over 100 sales engineers. Tharco, which is based near San Francisco, California, has 20 warehouses throughout the southwestern, northwestern and southeastern United States and it also has over 100 sales engineers. Weyerhaeuser will use Westcoast Paper in Seattle and Portland to act as the distributor for fruit separator trays we will sell to it. Westcoast Paper has strong representation in the Pacific Northwest.

     Currently, we promote the sale of our molded fiber products and design services through our website (www.eco-form.com) and through our membership in the Institute of Packaging Professionals (IoPP) and the International Molded Pulp Environmental Packaging Association (IMPEPA). We also maintain another website. (www.itpackaging.com) that we use to promote our sales of molded fiber manufacturing equipment. Our officers have presented molded packaging case studies at international symposiums such as Transpack '99 and also carried out similar programs around the U.S. We will continue to be represented at major North American packaging trade shows and conferences and will continue to advertise in packaging trade journals and make direct mailings of brochures and product sheets to consumer product manufacturers.

     We intend to modify our website to be similar to that of the Cisco Systems model. Credit applications, pre-approved purchasing, customer assistance, access to our product testing database, corporate policies for employment opportunities, even trouble shooting will be implemented through the website.

DESIGN SERVICES

     We believe that one key element impeding the expansion of molded fiber packaging is the ability to create and manufacture complex, sophisticated, functional packaging designs. The design must be functional not only from the client's perspective, but also just as importantly, from the production packaging perspective. The marketing of cushion packaging requires engineers and sales representatives experienced in molded fiber and protective packaging design. Our engineers have completed and implemented some of the world's most difficult designs and know the capability of molded fiber packaging.

     A skilled team of engineers is required to develop superior packaging designs and achieve a high level of customer service. We have developed a 3-D CAD/CAM process unique to the industry to reduce the development time for new package designs and prototypes. It uses high-powered computer simulation techniques to accurately examine simulated testing results on the CAD/CAM design. This permits our engineers to analyze the shape and thickness as well as test the performance against shock and vibration. Prototypes replicate the exact characteristics of the final product.

     This ability to pre-test product designs without creating prototype tools, shortens product development lead-time dramatically with 100% proven results to date. This ability enables us to move through the quoting and design stage with far superior tooling and product results than our current competition.

     We have an in-house tool making facility that is capable of developing award winning packaging. In November 1998, the Institute of Packaging Professionals (IoPP) awarded us two, first place "Ameristar" awards for packaging we designed for Lucent Technologies. In June 1999, we were awarded two more First Place Ameristar Awards from the IoPP for the airbag inflator unit trays we designed and produced for Tekada of Japan.

     Customer service is one of the most important aspects of our business. Our design and production systems are integrated with the customer's operations to assure rapid response and complete control of the process. In the design phase, our engineering team works closely with customers to create packages that meet their needs. The tool making staff sees the design through prototyping stages and onto production tooling. Manufacturing engineers take over to produce the first parts and to optimize production. Our quality control system, "E-qual", assures the product's consistency for each shipment to the end user.

MANUFACTURING PROCESS

     Molded fiber is paper pulp fiber molded into a desired shape and thickness. The raw material for the process includes recycled newsprint ("ONP") and kraft paper (recycled printing and writing paper, magazine stock and corrugated cardboard boxes). The formula for the molded fiber product is determined through testing and is dependent on the shape, thickness and strength required for packaging. To this mixture, aluminum sulfate and soluble wax are added to ensure the pulp fiber adheres, provide the finish surface of the molded product and impart varying degrees of waterproofing.

     The pulp mixture is stored in a pre-feed tank where it is sucked into the molder. The molder consists of a series of wire mesh screen covered wet forming dies mounted on a vacuum molding drum and a matching set of transfer dies. The forming die is made up of rigid corrosive resistant metal and usually consists of many component parts that are drilled with small drainage holes and covered by pre-formed stainless steel screens. In the molder, the mold tool is surrounded stainless steel gauze. A vacuum system attracts the fibers to the forming die screens as the suspending recycled water is drawn through the screen and drainage holes. The fibers orient in a mechanically interlocked layer to form the molded fiber product. The suspending water is recycled to serve as dilution water at the recirculating vat and the pulper stage.

     The drained water is extracted by a vacuum through drain holes in the mold and recycled back to the storage tank. The damp pulp product is transferred by a transfer die to an output tray. The wet products are conveyed to a drying oven where most of the remaining water content is evaporated off by means of recirculating hot air until the products have only 8% water left. The endless conveyor carries the products through 8 passes in the dryer. When the products are dry, they are automatically discharged from the dryer and sorted by cam operated doors onto a discharge conveyor that move them to automated stackers where they are stacked into cartons or palletized and is ready for shipping.

     The following diagram shows the pulp molding process:

                                [graphic image]

SUPPLIES

     We purchase recycled papers from regional collection companies at market prices. Market prices are established by the Chicago Board of Trade, a commodity exchange, and are not expected to increase materially due to continued high projected recovery rates and government imposed landfill and incineration restrictions. We do not anticipate any difficulty in being able to continue to obtain adequate supplies of recycled papers and other raw materials we will require. However, any delay or interruption in the supply of raw materials could have a material adverse effect on our business.

EQUIPMENT DISTRIBUTION AGREEMENTS

     We have agreements with Emery International and the British manufacturer of MoldMaster molded fiber equipment that give us the exclusive rights to market their pulp molding equipment in North America. We believe that the Emery International and MoldMaster pulp molding equipment are the world's most advanced molded fiber technology and equipment.

     Emery International has been in business since 1951 and sells products throughout the world. Emery International is the number one (in terms of dollar volume) seller of molded fiber manufacturing equipment in the world during the last 30 years. Emery International's experience has resulted in the development of very sophisticated high speed molding machines in many sizes as well as automated auxiliary packaging equipment and a wide variety of dies. Emery International's customers receive excellent after sales service and support.

     Emery International will provide us with technical support, spare parts, maintenance services and offer technical improvements to existing machinery which we believe will yield higher production rates

     We believe that the exclusive North American distribution agreements with Emery International and MoldMaster give us a competitive advantage by enabling us to gain knowledge about any expansion plans of our competitors.

COMPETITION

     The packaging products industry is highly competitive and we face substantial competition from numerous global, national, and regional companies, ranging from the largest packaging companies to small, emerging enterprises. Many competitors have greater financial and other resources than we do. In addition, our products compete against products made from alternative materials, including EPS and die-cut corrugated.

     We believe that our customers typically select our products based primarily on price, the favorable environmental qualities of our products, our design capabilities, product performance and customer service.

RESEARCH AND DEVELOPMENT

     We conduct research and development with respect to the design and production of tooling that is needed to produce our products. Our main focus in the past has been working with Emery International at their facilities to create tools using our complex design geometry and their tool making expertise. During this period we gained valuable knowledge in the construction of tools while similarly Emery International gained valuable knowledge in designing cushion packaging tools. However, the tooling for most projects was not cost effective, despite Emery International absorbing many costs. We were charging customers the market rate for tools and paying a greater amount to Emery International; we attribute the surplus costs to research and development. Presently all prototype tools are manufactured in house at our own facilities with some aspects out sourced to Emery International and other vendors.

     The main aim of future research is as follows:

     - To create inexpensive tools for customers, thereby reducing the barriers to using molded fiber and increasing our prospective client base;

     - Decreasing the time to design and manufacture tooling for customers and thus bringing products to market faster; and

     - Creating cost efficient prototypes rapidly so that customers can make decisions faster with respect to new projects.

PATENTS AND OTHER PROPRIETARY RIGHTS

     We do not have any patents and rely upon trade secret protection as well as contractual restrictions to protect our proprietary rights in our products, technology and our business. We believe that the our design capabilities and expertise, reliance upon trade secrets, unpatented proprietary know-how and the development of new products are generally as important as patent protection in establishing and maintaining a competitive advantage. Nevertheless, we may attempt to obtain patents, when available, although there can be no assurance that any patent obtained will provide substantial protection or be of commercial benefit to us, or that its validity will be upheld if challenged.

     We can give no assurance that we will not be subject to claims of patent infringement, and that any such claim will not be successful and require us to pay substantial damages or pay to obtain a license from a third party.

     We have a U.S. registered trademark in the name "eco-form" that we use to provide customer recognition for our products in the marketplace.

PROPERTIES

     We currently lease a 15,000 square foot manufacturing and office facility in Walpole, Massachusetts from an unrelated third party pursuant to a lease that expires March 31, 2001. That lease currently requires us to pay monthly rental of $6,503 plus taxes and insurance. We currently also occupy approximately 1,000 square feet of office space for our marketing staff in London, Ontario, Canada.

     We believe that our manufacturing facilities and equipment generally are well-maintained, in good operating condition, suitable for our purposes, and adequate for our present operations. As described elsewhere in this prospectus, we intend to open a second production facility in the Northwestern United States with proceeds from this offering. That facility would be approximately 20,000 square feet.

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

ENVIRONMENTAL REGULATIONS

     The packaging industry has been subject to user, industry, and legislative pressure to develop environmentally responsible packaging alternatives that reduce, reuse and recycle packaging materials. Government authorities have enacted legislation relating to source reduction, specific product bans, recycled content, recyclability requirements and "green marketing" restrictions.

     In order to provide packaging that complies with all regulations regardless of a product's destination, manufacturers seek packaging materials that meet both environmentally related demands and performance specifications. Some packaging manufacturers have responded by: reducing product volume and ultimate waste product disposal through reengineering traditional packaging products; adopting new manufacturing processes; participating in recovery and reuse systems for resilient materials that are inherently reusable; creating programs to recycle packaging following its useful life; and developing materials that use a high percentage of recycled content in their manufacture.

     Environmental regulations and public awareness have a significant impact on the market for molded fiber products. According to Standard & Poors, 67% of the newsprint is recycled 73% of the corrugated containers and 33% of the printing and writing papers. Although, the government has not legislated the use of recycled products, the pulp and paper industry has developed a recycling infrastructure to collect waste paper and corrugated containers. Recycling has enabled the pulp and paper industry to reduce its dependence on virgin timber and the environmental impact of logging. Experts believe that increased recovery will be difficult without government legislation or incentives.

     In Europe and Asia, environmental laws are more developed than in North America. This is attributed to fewer landfills and greater concern for the environment in general. Many countries have "essential requirements" which aim at reducing packaging that is not recyclable, restricting the disposal through landfills and incineration, banning the use of hazardous materials, tracking hazardous substances and charging fees for of the use non-recyclable materials. In Europe, there are now also packaging fees directly linked to proportions by weight of various materials according to their environment-friendliness. This fee structure heavily favors molded fiber for packaging.

     We are subject to environmental laws and regulations that regulate, among other things: air emissions; water discharges; and the generation, use, storage, transportation, handling and disposal of solid and hazardous wastes produced by our activities. We believe that our operations are in compliance with applicable environmental laws and regulations and that there are no pending environmental matters that would have a material impact on our business.

EMPLOYEES

     As of August 31, 2000, we had 25 employees. None of our employees are represented by a labor union and we believe that we have good relationship with our employees.

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

                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The names, ages at August 31, 2000 and positions of our directors and executive officers are set forth below.

                   NAME                       AGE                     POSITION
                   ----                       ---                     --------
Howard Keep...............................    58     Chairman, President & CEO
Terrance Keep.............................    36     Director, Treasurer and Vice President of
                                                     Marketing
M. Salahuddin Khan........................    48     Director and Chief Designer and Packaging
                                                     Engineer
Fuad Khan.................................    37     Director and Vice President of Operations
M. Jalaluddin Khan........................    46     Director and Vice President of
                                                     Manufacturing Operations
Heather Keep..............................    31     Secretary
Eric L. Cross.............................    57     Director

     Set forth is certain biographical information about our directors and executive officers:

     HOWARD KEEP has been a member of our board of directors and our Chairman, President & CEO since we acquired Castle Keep in April, 1999. He has been President of Castle Keep since he co-founded that company in 1991. He has been President of International Technology Funding ("ITF") since 1990. ITF was deactivated by its two principals, Howard Keep and Terry Keep, because they have ceased doing business in that company and have instead focused on our business since they joined us in April, 1999. ITF had been the exclusive sales agent for over eight years for Emery International in North America before we succeeded ITF as Emery International's exclusive sales agent. ITF played a substantial role in the start-up of new molding operations and projects as it performed the sales and finance functions for Emery International in the U.S. and Mexico. ITF also provided long-term product sales agreements for the products for these plants. Howard has 35 years of experience in equipment sales, finance and lease asset management. Howard structured many major Emery International molding machine sales with complex finance structures. He has created a national sales organization by contracting with electronic and consumer product packaging distributors to service the United States, Canada and Mexico. He received a degree in Electronic Technology from the Hamilton Institute of Technology.

     TERRY KEEP has been a member of our board of directors and our Treasurer and Vice President of Marketing since we acquired Castle Keep in April, 1999. He has also been Vice President of Castle Keep since he co-founded that company in 1991. He has been the Vice President of ITF since 1990. ITF was deactivated by its two principals, Howard Keep and Terry Keep, because they have ceased doing business in that company and have instead focused on our business since they joined us in April, 1999. Terry has been responsible for the sales and marketing of Emery International equipment and the negotiation of sale with multinational manufacturers such as Philips Lighting, Cisco Systems, Xerox, Eastman-Kodak, Tekada and Baxter Medical. He is an active member of I.M.P.E.P.A. (International Molded fiber Environmental Packaging Association) and the IoPP (Institute of Packaging Professionals). He has his diploma in Architectural Technology from Fanshawe College.

     M. SALAHUDDIN KHAN has been a member of our board of directors and has served as a design and engineering consultant since we acquired Eco-form in May, 2000. He was the Chief Designer and Packaging Engineer and a co-founder of Eco-form. Previously, he was vice president of OEM marketing with Navigation Technologies and vice president of R & D with Computervision Corp. Prior to these positions, he was a design engineer for British Aerospace PLC and has many years of experience in manufacturing operations, marketing and strategy in the United States and England. He has a degree in aeronautics and astronautics from the University of Southampton (Great Britain).

     FUAD KHAN has been a member of our board of directors and our Vice President of Operations since we acquired Eco-form in May, 2000. He was Vice President of Operations and a co-founder of Eco-form. Previously he worked as a principal with Delta Consulting Co. and as a vice president, corporate development with Recognition Technologies, Inc. He has degrees in management, economics and liberal arts from CCNY and is a member of the Institute of Packaging Engineers.

     M. JALALUDDIN KHAN has been a member of our board of directors and our Vice President of Manufacturing Operations since we acquired Eco-form in May, 2000. He has been actively involved with the manufacturing operations at Eco-form since its inception. He has a Bachelors of Arts in Business Studies from Trent Polytechnic in Nottingham, England. He is experienced in product design and the use of the 3 D CAD/ CAM software that had been developed by Eco-form.

     HEATHER KEEP has been our corporate secretary since August, 2000. She has been the Treasurer of Castle Keep since June, 1997. Heather has had extensive exposure to the molded fiber industry and thereby has gained the knowledge necessary to offer her counsel on our major decisions. Since January, 1992, Heather has been employed by Merrill Lynch where she started as a financial advisor assistant and became a registered representative following formal securities training.

     ERIC L. CROSS has been a member of our Board of Directors since August, 2000. Since 1983, Mr. Cross has been Executive Vice President of Maxco, Inc., a publicly owned investment company. He has been a secretary and a director of Maxco, Inc. since 1971. Mr. Cross is also a director of VerticalVC, Inc., a venture capital fund that has acted as one of our consultants. Mr. Cross received a B.S. in Business Management from Andrews University and a M.B.A. from Michigan State University.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

     Commencing with our 2001 annual meeting, our board of directors will be divided into three classes, with the members of the respective classes serving for staggered three-year terms. At each subsequent annual meeting of stockholders, directors whose terms expire that year will be re-elected or elected for full three-year terms. All executive officers are elected by, and serve at the discretion of, the board of directors.

     Howard Keep is the father of Terry Keep and the father-in-law of Heather Keep. Terry Keep and Heather Keep are husband and wife. Salahuddin Khan and Jalaluddin Khan are brothers and are not related to Fuad Khan. Other than those relationships, none of our officers and directors are related.

     Mr. Eric Cross was appointed to our board of directors pursuant to an agreement we have with VerticalVC, Inc. that gives that firm the right to designate one of our directors during the period ending June 30, 2003. See "Management-Related Party Transactions" for more information regarding that agreement.

BOARD COMMITTEES

     In September, 2000, the Board of Directors appointed Audit and Executive Compensation/Stock Option Committees. The Audit Committee consists of Messrs. Eric Cross and Terrance Keep and the Executive Compensation/Stock Option Committee consists of Messrs. Eric Cross, Fuad Khan and Terrance Keep. The Audit Committee recommends the engagement of independent auditors to the board, initiates and oversees investigations into matters relating to audit functions, reviews the plans and results of audits with our independent auditors, reviews our internal accounting controls, and approves services to be performed by our independent auditors. The Executive Compensation/Stock Option Committee considers and authorizes remuneration arrangements for senior management and grants options under, and administers, our 2000 Incentive Stock Option Plan. The entire Board of Directors operates as a nominating committee.

DIRECTOR'S COMPENSATION

     We currently reimburse each director for expenses incurred in connection with attendance at each meeting of the Board of Directors or a committee on which he serves. In addition, non-employee directors are entitled to be paid a fee of $1,000 for each board meeting attended. We have also adopted our 2000 Stock

Option Plan that provides for the automatic annual grant to each nonemployee director of options to purchase 5,000 shares of common stock. Those options are for a 10 year term with an exercise price equal to the fair market value of our common stock when the option is granted.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     We have adopted provisions in our articles of incorporation and bylaws that will limit the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law. Pursuant to such provisions, no director will be liable to us or our security holders for monetary damages for breaches of certain fiduciary duties as one of our directors. The limitation of liability will not affect a director's liability for a breach of the director's duty of loyalty to us or our security holders, an act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, any unlawful distributions, or a transaction from which the director receives an improper personal benefit. The limitation of liability also will not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our articles of incorporation will permit, and our bylaws will require, us to indemnify officers and directors to the fullest extent permitted by law. We have also entered into agreements to indemnify our directors and executive officers, in addition to indemnification provided for in our bylaws. These agreements, among other things, indemnify our directors and executive officers for certain expenses, judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by or in our right, arising out of the person's services as our director or executive officer or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified directors and executive officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling person based on the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

     During the years ended December 31, 1998 and 1999, we did not pay or accrue any compensation to any of our executive officers. Howard Keep and Terry Keep were employed at that time by a different company and paid by that other company. Our other officers who were employees of Eco-form during those periods were not paid by Eco-form.

EMPLOYMENT AGREEMENTS

     In April 2000, we entered into employment agreements with four of our executive officers and a consulting agreement with our chief designer. All five of those persons are also members of our board of directors. The employment contracts with Messrs. Howard Keep, Terry Keep, Fuad Khan and M. Jalaluddin Khan terminate on April 14, 2005. Those contracts provide for each of those officers to receive a base salary of $72,000. The contracts provided that they are entitled to expense reimbursements and to severance payments if they are terminated without cause. In addition, those officers are also entitled to certain bonuses. They are all entitled to receive a bonus of $20,000 payable upon our completion of an initial public offering if a minimum of $5,000,000 has been raised by us. Howard Keep is entitled to receive an annual bonus of $31,500 and an additional annual bonus if $20,000 is all of our written annual performance objectives are met. Terry Keep, Fuad Khan and M. Jalaluddin Khan will be entitled to receive a bonus not to exceed $31,500 if all of our written annual performance objectives are met or a bonus of $25,200 if all of those written annual performance objectives are not met.

     We have entered into a consulting agreement with M. Salahuddin Khan that expires on April 30, 2005. Pursuant to that agreement, Mr. Khan will receive an initial retainer fee of $15,000 that will be paid upon our receipt of at least $25,000,000 of equity financing. He will also receive a minimum of $3,000 per design that he performs at our request.

EMPLOYEE STOCK OPTION PLAN

     Our board of directors adopted the Eco-form International 2000 Stock Plan (the "2000 Plan") in September, 2000, and it was approved by our stockholders in October, 2000. The purpose of the 2000 Plan is to provide us with the means to retain and attract employees, directors and consultants who are essential to our future growth and success by providing these individuals with an opportunity to acquire shares of our common stock. Our 2000 Plan provides for the grant of nonstatutory stock options to our employees, directors and consultants, and to the employees, directors and consultants of our subsidiary corporations, and for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and employees of our subsidiaries.

     NUMBER OF SHARES OF COMMON STOCK AVAILABLE UNDER THE 2000 PLAN. A total of 1,300,000 shares of common stock have been authorized for issuance under the 2000 Plan. In addition, the following shares will again be available for grant and issuance under the 2000 Plan:

     - shares that are subject to issuance upon exercise of an option granted under the 2000 Plan that cease to be subject to that option for any reason other than exercise of the option;

     - shares that have been issued in connection with the exercise of an option granted under the 2000 Plan that are subsequently forfeited or repurchased by us at the original purchase price; and

     - shares that are subject to an award granted under a restricted stock purchase agreement under the 2000 Plan that are subsequently forfeited or repurchased by us at the original issue price.

     ADMINISTRATION OF THE INCENTIVE PLAN. Our board of directors or a committee of our board administers the 2000 Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the committee must consist of two or more "outside directors." The administrator has the power to determine the terms of the options granted, including the exercise price, the number of shares subject to each option, the exercisability of the options and the form of consideration payable upon exercise.

     OPTIONS. The administrator determines the exercise price of options granted under the 2000 Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code and all incentive stock options, the exercise price must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed 10 years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator is free to determine the term of all other options.

     No person may be granted an option to purchase more than 1,000,000 shares in any fiscal year; provided that, in connection with his or her initial service, an optionee may be granted options to purchase up to an additional 750,000 shares.

     After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally terminate upon termination as an employee, director or consultant. However, an option may never be exercised later than the expiration of its term.

     AUTOMATIC ANNUAL GRANTS TO NONEMPLOYEE DIRECTORS. The 2000 Plan provides for the periodic automatic grant of options to our non-employee directors who do not beneficially own 5% or more of our outstanding voting securities. Each eligible non-employee director who does not beneficially own 5% or more of our outstanding voting securities will automatically be granted an option to purchase 5,000 shares of our common stock on the date the director first became an eligible non-employee director and on each anniversary thereof if he or she is then still an eligible non-employee director. Each annual grant will become vested and exercisable on the first anniversary of the option grant date.

     Each option granted under this automatic grant provision will have an exercise price per share equal to 100% of the fair market value per share of our common stock on the date of grant, and will have a term of 10 years, unless terminated earlier upon the optionee's termination of service as a director. The other terms and conditions of the options automatically granted to non-employee directors are generally the same as those for other options granted under the 2000 Plan.

     TRANSFERABILITY OF OPTIONS. The 2000 Plan generally does not allow for the transfer of options, and only the optionee may exercise an option during his or her lifetime. The administrator may, however, allow options to be transferable.

     ADJUSTMENTS UPON MERGER OR ASSET SALE. The 2000 Plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option. If the outstanding options are not assumed or substituted, the administrator will provide notice to each optionee that he or she has the right to exercise the option as to all of the shares subject to the option, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option will then terminate upon the expiration of this 15-day period.

     AMENDMENT AND TERMINATION OF THE 2000 PLAN. The 2000 Plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate the 2000 Plan, provided that such change may not adversely affect any option previously granted under the 2000 Plan.

FEDERAL INCOME TAX CONSEQUENCES

     INCENTIVE STOCK OPTIONS. Upon the exercise of an incentive stock option, the participant does not recognize any income. Nevertheless, the amount that the fair market value on the exercise date exceeds the exercise price is an adjustment that increases alternative minimum taxable income, the base upon which alternative minimum tax is computed. If the participant has not been employed by us within three months preceding his or her exercise of the option, or if the shares acquired on exercise are sold at a gain within two years from the grant date, or within one year after the participant exercises the option, then the difference between the fair market value of the stock at the exercise date and the exercise price will be considered ordinary income. If the shares acquired on exercise are sold at a gain after they have been held at least one year and more than two years has elapsed since the grant date, the gain will be treated as a long-term capital gain. Any loss recognized upon a taxable disposition of the shares generally would be characterized as a capital loss.

     NON-QUALIFIED STOCK OPTIONS. Upon the exercise of a non-incentive stock option, the participant recognizes taxable income in an amount equal to the difference between the fair market value of common stock at the time of exercise and the exercise price, times the number of option shares subject to the exercise. Generally, we receive a corresponding tax deduction for the taxable income recognized by the participant. Upon the subsequent sale of the shares acquired in the exercise, the participant will recognize a short-term or long-term capital gain or loss, depending on the length of time he or she has held the shares.

     As of the date hereof, no options have been granted pursuant to the Plan other than options for 5,000 shares with an exercise price of $2.00 per share granted to Mr. Eric Cross, a non-employee director. Those options are not exercisable until October 11, 2001.

RELATED PARTY TRANSACTIONS

     In April 1999, we acquired Castle Keep by issuing 10,000,000 shares of our common stock to Howard Keep and Terry Keep, the former owners of Castle Keep, in exchange for all of the shares of Castle Keep common stock owned by them. As a result of that transaction, Castle Keep became our wholly-owned subsidiary and Howard Keep and Terry Keep became our principal shareholders. Those 10,000,000 shares were issued to Howard and Terry Keep without registration under the Securities Act of 1933. The number of shares issued to the Keeps was determined by arms length negotiations between our prior management and the Keeps. After our acquisition of Castle Keep, Howard Keep and Terry Keep became directors and executive officers. We acquired Castle Keep in order to obtain the services and contacts of Howard and Terry Keep. Although Castle Keep had not previously conducted any business, it did have agreements with Emery International and MoldMaster that the Keeps had transferred from their prior company.

     In May 2000, we acquired Eco-form in a merger that was accounted for as a purchase. In that transaction we issued a total of 3,750,000 shares of common stock to the former shareholders of Eco-form, including the following shares issued to persons who subsequently became our directors and/or executive officer: M. Jalaluddin Khan -- 715,075 shares, Fuad Khan -- 1,062,376 shares and
M. Salahuddin Khan -- 1,463,177 shares. All of those shares were issued without registration under the Securities Act of 1933. The number of shares that were issued were determined by arm's length negotiations between us and the former shareholders of Eco-form. Pursuant to the merger agreement, 10% of the shares received by the former shareholders of Eco-form were deposited into an escrow account to provide us with a source of recovery in the event they became liable to us pursuant to certain indemnifications made to us in the merger agreement. After that acquisition, Fuad Khan, M. Jalaluddin Khan and M. Salahuddin Khan became directors and/or executive officers. We acquired Eco-form in order to obtain its operating facility, design expertise and customer base.

     As part of the acquisition of Eco-form, Howard Keep and Terry Keep agreed to grant proxies on a total of 3,400,000 shares of common stock (1,700,000 shares from each of them) to Fuad Khan, M. Jalaluddin Khan and M. Salahuddin Khan that would enable them to vote those 3,400,000 shares for a 5 year period.

     In July 2000 we entered into an agreement with VerticalVC Inc., ("VerticalVC"), whereby VerticalVC agreed to advise and consult with our executive officers regarding strategic business issues and the development and implementation of our business and financial plans. VerticalVC agreed that it would not charge any fees for those services unless we request VerticalVC to provide services in excess of those that were contemplated by the parties. In exchange for the services that were to be provided by VerticalVC, we issued VerticalVC a common stock purchase warrant that will enable VerticalVC to purchase up to 2,000,000 shares of our common stock at a price of $.01 per share during the period ended June 30, 2003. VerticalVC subsequently transferred half of those warrants to one of its affiliates. We also agreed that, during the period ended June 30, 2003, we will not increase the size of our board of directors to more than 7 members without VerticalVC's consent and we will permit VerticalVC, in its sole discretion, to designate one person for election to our board of directors and will jointly approve with VerticalVC another person for election to our board of directors. VerticalVC has designated Mr. Eric Cross as its initial designee to our board.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding beneficial ownership of our common stock as of August 31, 2000 by: (i) each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock; (ii) each of our directors and executive officers and (iii) all of our directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table, based on information provided by them, have sole voting and sole investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

                                                         SHARES              PERCENTAGE      PERCENTAGE
                                                       CURRENTLY             CURRENTLY       AFTER THE
NAME AND ADDRESS                                         OWNED                OWNED(1)     OFFERING(1)(2)
----------------                                       ---------             ----------    --------------
Howard Keep(3).....................................     5,275,000(4)            32.9%           27.7%
Terrance Keep(3)...................................     5,275,000(4)(5)         32.9            27.7
Heather Keep(3)....................................         8,500(5)             0.1              **
Salahuddin Khan(3).................................     1,463,177(4)(6)          9.1             7.7
Fuad Khan(3).......................................     1,062,376(4)(6)          6.6             5.6
Jalaluddin Khan(3).................................       715,075(4)(6)          4.4             3.7
Eric L. Cross(3)...................................             0(6)(7)          0.0             0.0
All Directors and Executive Officers as a group (7
  persons).........................................    13,799,128               86.0            72.4
VerticalVC, Inc. ..................................     1,125,000(8)             6.6             5.6
4660 S. Hagadorn
East Lansing, MI 48823
George Eyde........................................     1,125,000(8)             6.6             5.6
4660 S. Hagadorn
East Lansing, MI 48823

-------------------------
**  Less than 0.1% of the outstanding shares.

(1) For purposes of computing the percentage owned by any person, all shares that could be purchased by that person upon the exercise of options or warrants within the next sixty days are deemed to be outstanding but those shares are not deemed to be outstanding when computing the percent ownership of other persons.

(2) Assumes all shares offered hereunder are sold but that, except as set forth below, no options or warrants are exercised.

(3) One of our executive officers and/or directors. The address of these persons are c/o Eco-form International, Inc. at our principal office.

(4) As part of our acquisition of Eco-form, Howard Keep and Terry Keep each agreed to provide proxies for 1,700,000 shares of common stock (3,400,000 shares in the aggregate), to Messrs. M. Salahuddin Khan, Fuad Khan and M. Jalaluddin Khan for a period of 5 years. Accordingly, during that period, the Khans will have the right to vote those 3,400,000 shares and the Keeps will not. The numbers set forth above for the Keeps do not reflect the fact that those proxies have been granted by them and the numbers set forth above for the Khans do not reflect the fact that those proxies have been received by them.

(5) Terrance Keep is the husband of Heather Keep. The shares set forth as owned by each of them are the shares that they each own in their individual names and does not include the shares shown as being owned by the other.

(6) As part of our agreement for the acquisition of Eco-form, the former shareholders of Eco-form agreed to escrow 10% of the shares received by them to provide us with a source of recovery for certain indemnifications they gave us in the merger agreement. The numbers set forth herein do not reflect any potential reduction in the number of shares to be owned by the former shareholders of Eco-form in the event those indemnification provisions are utilized.

(7) Does not include 125,000 shares owned by VerticalVC, Inc., a venture capital fund of which Mr. Cross is a director, or 1,000,000 shares of common stock that may be purchased by VerticalVC, Inc. upon the exercise of a common stock purchase warrant. Also excludes options to purchase 5,000 shares granted under our 2000 Stock Option Plan that are not exercisable until October 11, 2001.

(8) Includes 1,000,000 shares that may be issued upon the exercise of common stock purchase warrants that are exercisable for $.01 per share at any time during the period ending June 30, 2003.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     We are authorized to issue 75,000,000 shares of common stock, $0.001 par value and 10,000,000 shares of preferred stock, $.0001 par value. The rights and preferences of the authorized preferred stock may be designated from time to time by our Board of Directors. The following description of our capital stock is subject to our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the provisions of applicable Delaware law.

COMMON STOCK

     The holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock that may be subsequently authorized, the holders of our common stock are entitled to receive ratably such dividends, if any, as our board of directors may declare from time to time out of funds legally available for that purpose. See "Dividend Policy". In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the priority of preferred stock, if any, then outstanding. The holders of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.

PREFERRED STOCK

     Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to fix rights, preferences, privileges and restrictions of the authorized preferred stock and to issue shares of each such series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying or preventing a change in control without further action by the stockholders. At present, we have no plans to issue any shares of preferred stock.

ANTI-TAKEOVER EFFECTS OF OUR CERTIFICATE AND BYLAWS AND DELAWARE LAW

     Some provisions of Delaware law and our certificate of incorporation and bylaws could make the following more difficult:

     - acquisition of us by means of a tender offer;

     - acquisition of us by means of a proxy contest or otherwise; or

     - removal of our incumbent officers and directors.

     These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us and outweigh the disadvantages of discouraging those proposals because negotiation of those proposals could result in an improvement of their terms.

     DELAWARE ANTI-TAKEOVER LAW. We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the outstanding shares of our common stock.

     ELECTION AND REMOVAL OF DIRECTORS. Commencing with our annual meeting in 2001, our board of directors will be divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. This system of electing directors may discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors. Under the terms of our bylaws, this provision cannot be changed without a supermajority vote of our stockholders.

     STOCKHOLDER MEETINGS. Under our bylaws, only our board of directors, the chairman or the vice chairman of our board of directors, or the chief executive officer, may call special meetings of stockholders.

     REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS. Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors. Under the terms of our bylaws, this provision cannot be changed without a supermajority vote of our stockholders.

     ELIMINATION OF CUMULATIVE VOTING. Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

     UNDESIGNATED PREFERRED STOCK. The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of us.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Signature Stock Transfer, Inc., Dallas, Texas.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Once the offering made by this prospectus is complete, we will have 19,047,500 shares of common stock outstanding (assuming all 3,000,000 shares are sold). Of these shares, approximately 4,297,500 shares (including the 3,000,000 shares sold in this offering) will be freely tradeable without restriction or registration under the Securities Act by persons who are not our "affiliates", as defined in the Securities Act. The remaining approximately 14,750,000 shares of our common stock outstanding will be "restricted securities" as defined by Rule 144.

     In general, under Rule 144, a person (or a group of persons if their shares are required to be aggregated) who for at least one year has beneficially owned shares of our common stock that have not been registered under the Securities Act or that were acquired from one of our "affiliates" as defined under the Securities Act is entitled to sell shares of common stock subject to certain limitations. The person or group may not sell within any three-month period a number of shares that is more than the greater of (1) one percent of the number of then outstanding shares of our common stock and (2) the average weekly reported trading volume during the four calendar weeks preceding the sale. The sales of the person or group under Rule 144 also are subject to notice requirements and to there being current information publicly available about us. Also, these sales must be made in unsolicited brokers' transactions or to a market maker.

     A person, or a group of persons if their shares are required to be aggregated, who is not our "affiliate" during the three months preceding a sale and who had beneficially owned shares of our common stock for at least two years is entitled to sell those shares without regard to the volume, notice, information and manner of sale provisions of Rule 144.

     We cannot predict the effect, if any, that sales of shares of our common stock or the availability of shares of our common stock for sale will have on the prevailing market price of our common stock. However, sales of significant amounts of our common stock, or the perception that significant sales of our common stock may occur, could adversely affect the prevailing market price of our common stock. Significant sales of shares of our common stock could also impair our ability to raise capital by issuing additional equity securities.

                              PLAN OF DISTRIBUTION

     We have entered into a Managing Placement Agent agreement with
               (the "Managing Placement Agent"), providing for the sale of this offering. The principal offices of the Managing Placement Agent are located at
               ,                , and its telephone number is (     )
     - . The Managing Placement Agent, may engage other broker-dealer members of the NASD to participate as selected placement agents in the offering of our common stock.

     This is a best-efforts, minimum-maximum offering. Our selected placement agents, including the Managing Placement Agent, are not obligated to sell on our behalf any number or dollar amount of our common stock in excess of the 1,000,000-share minimum offering or to purchase any number or dollar amount of shares at any time. These agents have agreed to use their best efforts to sell on our behalf all of the common stock offered by this prospectus. However, we cannot guarantee how much stock in excess of the required minimum, if any, will actually be sold in this offering.

     All funds received from subscribers for our common stock will be held in
escrow by           Bank, as escrow agent, pursuant to an agreement among us,
the Managing Placement Agent and the escrow agent. Pending disbursement, subscription proceeds will be deposited in a segregated account and invested in short-term United States government securities, securities guaranteed by the United States government, certificates of deposit or time or demand deposits in commercial banks located in the United States.

     Unless collected funds sufficient to purchase at least the minimum offering of 1,000,000 shares are received by the escrow agent from accepted subscribers within 120 days from the date of this prospectus, the offering will terminate and all funds received from subscribers will be promptly returned in full by the escrow agent directly to subscribers, without interest or deduction, as provided in the escrow agreement. Provided that at least 1,000,000 shares of common stock are sold within the foregoing period, we may continue to offer our common stock
for sale until 3,000,000 shares are sold or             , 2001, whichever occurs
first. However, we may terminate the offering at any earlier time if we choose to do so.

     For services performed by it pursuant to the escrow agreement, we will pay
to the escrow agent fees in the amounts of $          .

     We propose to offer our common stock to the public at the public offering price set forth on cover page of this prospectus, and will pay to the Managing Placement Agent commissions in an amount equal to 8% of the aggregate purchase price of the common stock sold. The Managing Placement Agent may reallow all or any part of such commissions to any other selected placement agent, up to an amount equal to 8% of the aggregate purchase price of the common stock sold in this offering by that selected placement agent. We have also agreed to pay to the Managing Placement Agent a non-accountable expense allowance equal to 2% of the aggregate purchase price of the common stock sold in this offering. The Managing Placement Agent may reallow all or any part of such expense allowance to any other selected placement agent, up to an amount equal to 2% of the aggregate purchase price of the common stock sold in this offering by that selected placement agent.

     The Managing Placement Agent has informed us that the selected placement agents, including the Managing Placement Agent, will not confirm sales of common stock offered by this prospectus to accounts over which they exercise discretionary authority.

     To purchase common stock in this offering, a prospective investor must (1) complete and sign a subscription agreement and any other documents that we or the Managing Placement Agent may require and (2) deliver such documents, together with payment in an amount equal to the full purchase price of the shares of common stock being purchased, to the selling selected placement agent.
Checks should be made payable to "          Bank, Escrow Agent." Each
subscription payment must be transmitted to the escrow agent by 12:00 noon on the business day next following its receipt by a selected placement agent.

     We will determine, in our sole discretion, to accept or reject subscriptions within five days following their receipt. Funds of an investor whose subscription is rejected will be promptly returned directly to such person by the escrow agent, without interest or deduction, pursuant to the terms of the escrow agreement. No subscription may be withdrawn, revoked or terminated by the purchaser. We reserve the right to refuse to sell our common stock to any person at any time.

     We, and our executive officers, directors and respective affiliates have agreed, subject to limited exceptions, not to sell, transfer or otherwise dispose of, directly or indirectly, any shares of common stock or any securities convertible or exchangeable for shares of common stock for a period of 120 days after the date of this prospectus without the prior written consent of the Managing Placement Agent. The Managing Placement Agent, however, may in its sole discretion, at any time without notice, release all or any portion of the shares of common stock subject to lock-up agreements.

     In connection with this offering, we have agreed to sell to the Managing Placement Agent or its designee, which designee must be another selected placement agent or a bona fide officer or partner of a selected placement agent, at a purchase price of $0.01 each, warrants to purchase from us shares of common stock in an amount equal to 10% of the number of shares of common stock sold in this offering. These placement agent warrants are exercisable for a period of four years, commencing one year after the date of this prospectus, at an exercise price equal to 120% of the price per share set forth on the cover page of this prospectus. The placement agent warrants will not be transferable, except to officers of Managing Placement Agent. The placement agent warrants contain provisions for adjustment of the exercise price upon the occurrence of certain events, including stock dividends, stock splits and recapitalizations. The holders of placement agent warrants have no voting, dividend or other rights as stockholders with respect to shares underlying their warrants, unless and until the placement agent warrants have been exercised.

     A new registration statement or post-effective amendment to the registration statement of which this prospectus is a part will be required to be filed and declared effective before distribution to the public of shares of our common stock issuable upon exercise of the placement agent warrants. We have agreed, on one occasion when requested, to make necessary filings, at our expense, in order to permit a public offering of the shares underlying the placement agent warrants during the period beginning one year and ending five years after the date of this prospectus, and to use our best efforts to cause that registration statement or post-effective amendment to become effective and remain effective for a period of at least one year. In addition, we have agreed that, during the same four-year period, we will give advance notice to holders of placement agent warrants and shares issued upon the exercise of placement agent warrants, if any, of our intention to file a registration statement. In any such case, the warrantholders so notified shall have the right to require us to include any shares of common stock issued upon the exercise of their placement agent warrants in that registration statement, at our expense, and to maintain the effectiveness of such registration statement for a period of at least one year.

     For the period during which the placement agent warrants are exercisable, the Managing Placement Agent and any transferee will have the opportunity to profit from a rise in the market price of our common stock, with a resulting dilution in the interest of our other stockholders. In addition, the terms on which we will be able to obtain additional capital during the exercise period may be adversely affected in that the Managing Placement Agent or its transferee is likely to exercise the placement agent warrants at a time when we would, in all likelihood, be able to obtain capital by a new offering of securities on terms more favorable than those provided by the terms of the placement agent warrants.

     Prior to this offering, there has been no active public market for our common stock. Consequently, the initial public offering price for our shares was determined by negotiations among us and the Managing Placement Agent. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. There can be no assurance, however, that the prices at which our shares will sell in the public market after this offering will not be lower than the price at which they are sold in this offering or that an active trading market in our common stock will develop and continue after this offering.

     Our common stock has been approved for quotation on the Nasdaq Small Cap Market under the symbol "XXXX."

     The Managing Placement Agent or its affiliates may, in the future, perform various investment banking and advisory services for us from time to time, for which it will receive customary fees. The Managing Placement Agent may, from time to time, engage in transactions with and perform services for us in the ordinary course of business.

     We have agreed to indemnify the selected placement agents against any costs or liabilities incurred by them by reasons of misstatements or omissions to state material facts in connection with statements made in the registration statement or the prospectus. The selected placement agents have, in turn agreed to indemnify us against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the prospectus, based on information relating to the selected placement agents and furnished in writing. To the extent that this indemnification may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

                                 LEGAL MATTERS

     The validity of the common stock offered hereby will be passed upon for us by Berry Moorman, P.C., Detroit, Michigan and for the Managing Placement Agent
by                .

                                    EXPERTS

     The audited financial statements of Eco-form International, Inc. as of December 31, 1999 and for period ended from inception (February 22, 1999) through December 31, 1999 included in this prospectus and elsewhere in this registration statement have been audited by Moore Stephens Doeren Mayhew, independent public accountants, as indicated in their report with respect thereto, are included herein in reliance upon the authority of said firm as experts in giving said report.

     The audited financial statements of Eco-form, Inc. as of August 31, 1999 and 1998 and for the years ended August 31, 1999 and 1998 included in this prospectus and elsewhere in this registration statement have been audited by Moore Stephens Doeren Mayhew, independent public accountants, as indicated in their report with respect thereto, are included herein in reliance upon the authority of said firm as experts in giving said report.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, reference is made to the registration statement and the exhibits and any schedules to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if the contract or document is filed as an exhibit, reference is made to the copy of the contract or other documents filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules to the registration statement, may be read and copied at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Ste. 11400, Chicago, Illinois 60661. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access the registration statement, including the exhibits and any schedules to the registration statement.

     As a result of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to those requirements by filing periodic reports and other information with the SEC. We intend to furnish our stockholders with annual reports containing consolidated financial statements certified by an independent public accounting firm. We also maintain an Internet site at www.Eco-form.com. and one at www.itpackaging.com. Our websites and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

                          ECO-FORM INTERNATIONAL, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
FINANCIAL STATEMENTS
Independent auditor's report................................     F-1
Consolidated balance sheets.................................     F-2
Consolidated statements of operations.......................     F-4
Consolidated statements of shareholders' equity (deficit)...     F-5
Consolidated statements of cash flows.......................     F-6
Notes to consolidated financial statements..................     F-7
ECO-FORM, INC.
Independent auditor's report................................    F-17
Balance sheets..............................................    F-18
Statements of operations....................................    F-20
Statements of shareholders' equity (deficit)................    F-21
Statements of cash flows....................................    F-22
Notes to financial statements...............................    F-23
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  STATEMENTS
Unaudited Pro Forma Financial Information Basis of
  Presentation..............................................    F-31
Pro Forma Condensed Consolidated Balance Sheets June 30,
     2000 and December 31, 1999.............................    F-32
Pro Forma Condensed Consolidated Statement of Operations Six
     months ended June 30, 2000.............................    F-33
Pro Forma Condensed Consolidated Statement of Operations For
     the period and year ended December 31, 1999............    F-34
Pro Forma Condensed Consolidated Statement of Operations Six
     months ended June 30, 1999.............................    F-35

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders of Eco-Form International, Inc. and Subsidiary

     We have audited the accompanying consolidated balance sheet of Eco-Form International, Inc. and Subsidiary (the "Company") (a development stage enterprise) as of December 31, 1999, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the period from February 22, 1999 (date of inception) to December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Eco-Form International, Inc. and Subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the period from February 22, 1999 (date of inception) to December 31, 1999 in conformity with generally accepted accounting principles.

     The Company is in the development stage as of December 31, 1999. Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of the Company's development program and its transition, ultimately, to attaining profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure.

     The accompanying consolidated financial statements have been prepared assuming that Eco-Form International, Inc. will continue as a going concern. As discussed in notes 1 and 2 to the consolidated financial statements, Eco-Form International, Inc. acquired Eco-Form, Inc. which has sustained losses and negative cash flows from operations since its inception on September 14, 1995. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The accompanying consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

                                          /s/ MOORE STEPHENS DOEREN MAYHEW

Troy, Michigan
September 22, 2000

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                          CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 2000           1999
                                                               --------     ------------
                                                              (UNAUDITED)
                           ASSETS
CURRENT ASSETS
  Cash......................................................  $    8,268      $13,575
  Accounts receivable.......................................      29,849           --
  Inventories
     Raw materials..........................................       5,400           --
     Finished goods.........................................       3,740           --
  Prepaid expenses..........................................       5,399           --
                                                              ----------      -------
       Total current assets.................................      52,656       13,575
EQUIPMENT AND LEASEHOLD IMPROVEMENTS
  At cost, less accumulated depreciation of $4,586 at June
     30, 2000 (notes 3 and 4)...............................     419,684           --
OTHER ASSETS
  Goodwill, less accumulated amortization of $-0- at June
     30, 2000 (note 1)......................................     730,924           --
  Loan origination costs, less accumulated amortization of
     $6,469 at June 30, 2000 (note 1).......................       9,452           --
  Deposits and other assets.................................       7,003           --
                                                              ----------      -------
       Total other assets...................................     747,379           --
                                                              ----------      -------
       Total assets (note 4)................................  $1,219,719      $13,575
                                                              ==========      =======

          See accompanying notes to consolidated financial statements

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,     DECEMBER 31,
                                                                 2000           1999
                                                               --------     ------------
                                                              (UNAUDITED)
       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Accounts payable..........................................  $  463,434      $     --
  Current portion of long-term debt (note 4)................     451,846            --
  Other accrued expenses (note 5)...........................     358,549        18,395
                                                              ----------      --------
     Total current liabilities..............................   1,273,829        18,395
LONG-TERM DEBT (note 4).....................................      50,434        45,000
CONTINGENCIES (notes 1, 4, 6, 8 and 10).....................          --            --
SHAREHOLDERS' EQUITY (DEFICIT)
  Common stock -- $.001 par value; 75,000,000 authorized
     shares; issued and outstanding 15,669,500 shares at
     June 30, 2000 and 11,897,500 shares at December 31,
     1999...................................................      15,670        11,898
  Additional paid-in capital................................      70,540         1,677
  Deficit accumulated during the development stage..........    (190,754)      (63,395)
                                                              ----------      --------
     Total shareholders' equity (deficit)...................    (104,544)      (49,820)
                                                              ----------      --------
     Total liabilities and shareholders' equity (deficit)...  $1,219,719      $ 13,575
                                                              ==========      ========

          See accompanying notes to consolidated financial statements

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 FOR THE PERIOD
                                                                               FEBRUARY 22, 1999
                                                                                    THROUGH
                                                                 JUNE 30,         DECEMBER 31,
                                                                   2000               1999
                                                                 --------      -----------------
                                                                (UNAUDITED)
REVENUES
  Product...................................................    $   70,367     $           --
  Tooling...................................................            --                 --
                                                                ----------     --------------
       Total revenues.......................................        70,367                 --
COST OF SALES
Product.....................................................        23,932                 --
Tooling.....................................................            --                 --
                                                                ----------     --------------
       Total cost of sales..................................        23,932                 --
                                                                ----------     --------------
GROSS INCOME................................................        46,435                 --
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................       171,082             60,969
                                                                ----------     --------------
LOSS FROM OPERATIONS........................................      (124,647)           (60,969)
INTEREST EXPENSE............................................        (2,712)            (1,456)
                                                                ----------     --------------
LOSS BEFORE INCOME TAXES....................................      (127,359)           (62,425)
INCOME TAXES (note 7).......................................            --                 --
                                                                ----------     --------------
NET LOSS....................................................    $ (127,359)    $      (62,425)
                                                                ==========     ==============
NET LOSS PER COMMON SHARE...................................    $    (0.01)    $        (0.01)
                                                                ==========     ==============
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING........    13,157,833         10,767,750
                                                                ==========     ==============

          See accompanying notes to consolidated financial statements.

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
       PERIOD ENDED DECEMBER 31, 1999 AND SIX MONTHS ENDED JUNE 30, 2000

                                                                                DEFICIT
                                                                              DEVELOPMENT
                                            COMMON               ADDITIONAL   DURING THE
                                            STOCK      COMMON     PAID-IN     ACCUMULATED
                                            SHARES      STOCK     CAPITAL        STAGE        TOTAL
                                            ------     ------    ----------   -----------     -----
Balance -- February 22, 1999 (Date of
  Inception)............................          --   $    --    $    --      $      --    $      --
Common Shares Issued in Exchange for all
  Castle Keep Holding (USA), Inc. Shares
  on April 1, 1999......................  10,000,000    10,000         --           (970)       9,030
Issuance of Common Shares -- February
  22, 1999..............................     600,000       600         --             --          600
Issuance of Common Shares -- April 1,
  1999..................................   1,212,500     1,213        912             --        2,125
Issuance of Common Shares -- April 2,
  1999..................................      85,000        85        765             --          850
Net Loss................................          --        --         --        (62,425)     (62,425)
                                          ----------   -------    -------      ---------    ---------
Balance -- December 31, 1999............  11,897,500    11,898      1,677        (63,395)     (49,820)
Issuance of Common Shares -- April 4,
  2000..................................       5,000         5     13,466             --       13,471
Issuance of Common Shares -- April 10,
  2000..................................      15,000        15     49,841             --       49,856
Common Shares Issued in Exchange for all
  Eco-Form, Inc. Shares on May 11, 2000
  Acquisition Date......................   3,750,000     3,750         --             --        3,750
Issuance of Common Shares -- June 6,
  2000..................................       1,000         1      2,796             --        2,797
Issuance of Common Shares -- June 21,
  2000..................................       1,000         1      2,760             --        2,761
Net Loss................................          --        --         --       (127,359)    (127,359)
                                          ----------   -------    -------      ---------    ---------
Balance -- June 30, 2000................  15,669,500   $15,670    $70,540      $(190,754)   $(104,544)
                                          ==========   =======    =======      =========    =========

          See accompanying notes to consolidated financial statements

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                FOR THE PERIOD
                                                                                 FEBRUARY 22,
                                                                                 1999 THROUGH
                                                                  JUNE 30,       DECEMBER 31,
                                                                    2000             1999
                                                                  --------      --------------
                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................     $(127,359)        $(62,425)
     Adjustments (net of merger with Eco-Form, Inc.):
       Depreciation.........................................         4,586               --
       Amortization.........................................         2,215               --
       Changes in assets and liabilities:
          Increase in accounts receivable...................       (22,244)              --
          Increase in inventories...........................        (4,048)              --
          Decrease in prepaid expenses......................           677               --
          Increase in accounts payable......................         5,001               --
          Increase in other accrued expenses................        67,347           17,425
                                                                 ---------         --------
               Total adjustments............................        53,534           17,425
                                                                 ---------         --------
Net cash used in operating activities.......................       (73,825)         (45,000)
CASH FLOWS FROM INVESTING ACTIVITIES........................            --               --
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of debt.........................................          (367)              --
  Proceeds from additional debt.............................            --           45,000
  Common stock issued.......................................        68,885           13,575
                                                                 ---------         --------
               Net cash provided from financing
                  activities................................        68,518           58,575
                                                                 ---------         --------
NET INCREASE (DECREASE) IN CASH.............................        (5,307)          13,575
CASH -- BEGINNING...........................................        13,575               --
                                                                 ---------         --------
CASH -- ENDING..............................................     $   8,268         $ 13,575
                                                                 =========         ========

          See accompanying notes to consolidated financial statements

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 2000 IS UNAUDITED)

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS/BUSINESS COMBINATION

     Eco-Form International, Inc. (the "Company"), a Delaware corporation, was incorporated on February 22, 1999. On May 11, 2000, the Company completed its acquisition of Eco-Form, Inc. through the exchange of 3,750,000 shares of newly-issued Eco-Form International, Inc. restricted 144 common stock in exchange for all the outstanding shares of Eco-Form, Inc.'s common stock. The business combination was accounted for as a purchase and structured as a tax-free reorganization, where subsequent to the acquisition, Eco-Form International, Inc. became the surviving corporation and all outstanding common shares of Eco-Form, Inc. were cancelled. Eco-Form, Inc. operates a molded paper pulp plant near Boston, Massachusetts, which produces environmentally friendly biodegradable packaging for the electronics, computer and consumer goods industries. Eco-Form, Inc. had operated as a development stage enterprise since its inception on September 14, 1995 devoting substantially all its efforts to research and development, developing markets for its products and raising capital to support these efforts.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include Eco-Form International, Inc. and its inactive, wholly-owned subsidiary Castle Keep Holding (USA), Inc. All material intercompany transactions have been eliminated.

INTERIM FINANCIAL STATEMENTS (UNAUDITED)

     The interim consolidated financial statements included herein for Eco-Form, International, Inc. and Subsidiary have been prepared by management, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In management's opinion, the interim financial date presented herein include all adjustments (which include only normal recurring adjustments) necessary for fair presentation. Certain information and footnote disclosure normally included in the financial statements prepared in accordance with generally accepted accounting principals have been condensed or omitted pursuant to such rules and regulations. Results for interim periods are not necessarily indicative of results to be expected for the full year.

GOING CONCERN

     Eco-Form, Inc. has been in the development stage since its date of incorporation on September 14, 1995, and has experienced aggregate net losses through May 2000 of approximately $1,400,000. To date, no profits have been realized and development activities are still ongoing. Eco-Form International, Inc. expects to continue to incur operating losses until its products are commercially produced through the addition of more equipment and operation of a second plant with funds raised in a planned equity offering. Successful future operations and recovery of the Company's investment in its equipment and leasehold improvements depends upon the Company commercializing its products using its initial manufacturing facility and ultimately, commercializing multiple products and achieving broader market acceptance and penetration.

     The Company has sustained losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to raise additional financing through public or private equity financing, enter into collaborative or other arrangements with corporate sources, secure other sources of financing to fund operations and to establish profitable operations. However, there can be no assurance that such financing can be successfully completed on terms acceptable to the Company.

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 2000 IS UNAUDITED)

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) The matters discussed above raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in new and evolving markets.

     These risks include the failure to develop and extend the Company's packaging operations, meet its working capital requirements or procure the necessary sales to generate liquidity and to pay its current operations.

     In the event that the Company does not successfully implement its business plan, certain assets may not be recoverable.

INVENTORIES

     Inventories are stated at the lower of cost (first-in, first out) or market value.

EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Depreciation and amortization is provided using accelerated methods for financial and tax reporting purposes based upon the estimated useful lives of the assets, which range from 5 to 7 years.

OTHER ASSETS

     Loan origination costs are being amortized using the straight-line method over the five year loan term. Goodwill is the excess of the purchase price over the fair value of net assets acquired, related to the Eco-Form, Inc. acquisition, accounted for as a purchase. Goodwill is amortized on a straight-line basis over 5 years.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically reviews the carrying amounts of long-lived assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. An impairment adjustment is necessary in the event the net book value of such long-lived assets exceeds the future undiscounted cash flows attributable to such assets. In such an event, the loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from such estimates.

REVENUE RECOGNITION

     Product revenues are recognized when shipped to customers. Tooling revenues are recognized when the tool produces the required product and it is accepted by the customer.

COMPREHENSIVE INCOME (LOSS)

     SFAS No. 130, Reporting Comprehensive Income, requires disclosure of all components of comprehensive income on an annual and interim basis. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances involving nonowner sources. The Company does not have any items of comprehensive income (loss) other than its reported net loss.

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 2000 IS UNAUDITED)

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE

     SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments and establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and manages its business as principally one operating segment, the design and manufacture of recycled molded fiber packaging products.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial statements consist mainly of cash, accounts receivable, accounts payable and term loans. The carrying amounts of these instruments approximate their fair value.

CONCENTRATION OF CREDIT RISK

     SFAS No. 115, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk, requires disclosure of any significant off-balance sheet and credit risk concentrations. The Company has no significant off-balance sheet concentrations such as foreign exchange contracts, option contracts, or other foreign hedging arrangements.

RESEARCH AND DEVELOPMENT

     Research and development costs are charged to operations when incurred and are included in operating expenses.

INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities. Deferred income taxes result from temporary differences in the recognition of revenues and expenses for financial and tax reporting purposes.

NEW ACCOUNTING PRONOUNCEMENTS

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, "Revenue Recognition." This bulletin summarizes certain views of the Staff on applying generally accepted accounting principles to revenue recognition in financial statements. The Company believes that the current revenue recognition policy complies with the guidelines in the bulletin.

     In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities" -- an amendment of certain paragraphs FASB No. 133. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 2000 IS UNAUDITED)

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) embedded in other contracts, and for hedging activities. The Company currently does not engage in transactions covered by this pronouncement.

LOSS PER COMMON SHARE

     The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" and Securities and Exchange Commission Staff Accounting Bulletin No. 98 (SAB No. 98). Statement of Financial Accounting Standards No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share is measured as the earnings or loss available to common shareholders divided by the weighted average outstanding common shares for the period.

     Diluted earnings per share is similar to basic earnings per share but presents the dilutive effect on a per share basis of potential common shares (e.g. convertible securities, options, etc.) as if they had been converted at the beginning of the periods presented. Potential common shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from diluted earnings per share.

                                                                                  PERIOD FROM
                                                               SIX MONTHS      FEBRUARY 22, 1999
                                                                  ENDED         (INCEPTION) TO
                                                              JUNE 30, 2000    DECEMBER 31, 1999
                                                              -------------    -----------------
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS................   $ (127,359)        $  (62,425)
                                                               ==========         ==========
BASIC AND DILUTED:
  Weighted-average shares of common stock outstanding.......   13,157,833         10,767,750
                                                               ==========         ==========
  Weighted-average shares used in computing basic and
     diluted net loss per common share......................   13,157,833         10,767,750
                                                               ==========         ==========
  Basic and diluted net loss per common share...............   $    (0.01)        $    (0.01)
                                                               ==========         ==========
PRO FORMA UNAUDITED:
  Shares used above.........................................   13,157,833
  Pro forma adjustment to reflect conversion of warrants
     issued on July 5, 2000.................................    2,000,000
  Pro forma adjustment to reflect private placement of
     common shares on July 8, 2000..........................      300,000
  Pro forma adjustment to reflect debt to equity conversion
     on August 1, 2000......................................       78,000
                                                               ----------
Weighted-average shares used in computing pro forma basic
  and diluted net loss per common share.....................   15,535,833
                                                               ==========
Pro forma basic and diluted net loss per common share.......   $    (0.01)
                                                               ==========
Potentially dilutive securities excluded from computations
  because they are anti-dilutive............................   $       --
                                                               ==========

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 2000 IS UNAUDITED)

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -- MERGERS AND ACQUISITIONS

     On April 1, 1999, Eco-Form International, Inc. acquired Castle Keep Holding
(USA), Inc. in a merger accounted for as a pooling of interests. Castle Keep Holding (USA), Inc. is an inactive shell company with no prior operations, except for immaterial professional fees and state filing costs. Castle Keep Holding (USA), Inc. became a wholly-owned subsidiary of Eco-Form International, Inc. through the exchange of 10,000,000 shares of Eco-Form International, Inc. common stock for all the assets and outstanding common stock of Castle Keep Holding (USA), Inc.

     Net sales and net loss of the Company and Castle Keep Holding (USA), Inc. prior to the combination are as follows:

                                                                   PERIOD FROM
                                                                FEBRUARY 22, 1999
                                                                 (INCEPTION) TO
                                                                DECEMBER 31, 1999
                                                                -----------------
Net sales
  Eco-Form International, Inc. .............................         $    --
  Castle Keep Holding (USA), Inc. ..........................              --
Net loss
  Eco-Form International, Inc. .............................         $62,210
  Castle Keep Holding (USA), Inc. ..........................             215

     In May 2000, the Company acquired Eco-Form, Inc. for approximately $1,600,000. The purchase was funded with the issuance of 3,750,000 of the Company's common shares as valued based on the net assets acquired and liabilities assumed and pending a third party valuation of the fair value of shares given up. The acquisition has been accounted for as a purchase and, accordingly, the operating results of Eco-Form, Inc. have been included in the Company's consolidated financial statements since the date of acquisition. The excess of the aggregate purchase price over the fair value of net assets acquired of approximately $731,000 will be amortized over five years.

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 2000 IS UNAUDITED)

NOTE 2 -- MERGERS AND ACQUISITIONS -- (CONTINUED)
     The following unaudited pro forma consolidated results of operations for the six months ended June 30, 2000 and for period ended December 31, 1999 assume the Eco-Form, Inc. acquisition had occurred as of January 1, 1999:

                                                          JUNE 30,      DECEMBER 31,
                                                            2000            1999
                                                          --------      ------------
                                                         (UNAUDITED)
Net sales..............................................   $ 234,403      $ 726,612
                                                          =========      =========
Net loss...............................................   $(339,993)     $(624,264)
                                                          =========      =========
Basic and diluted earnings per share...................   $    (.03)     $    (.06)
                                                          =========      =========

NOTE 3 -- EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     The principal categories of equipment and leasehold improvements may be summarized as follows:

                                                           JUNE 30,      DECEMBER 31,
                                                             2000            1999
                                                           --------      ------------
                                                          (UNAUDITED)
Equipment.............................................     $400,059          $--
Furniture and fixtures................................        7,469           --
Leasehold improvements................................       16,742           --
                                                           --------          ---
     Total cost.......................................      424,270           --
Less accumulated depreciation.........................        4,586           --
                                                           --------          ---
     Undepreciated cost...............................     $419,684          $--
                                                           ========          ===

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 2000 IS UNAUDITED)

NOTE 4 -- NOTES PAYABLE AND LONG-TERM DEBT

                                                               JUNE 30,      DECEMBER 31,
                                                                 2000            1999
                                                               --------      ------------
                                                              (UNAUDITED)
Note payable to Massachusetts Business Development
  Corporation, $5,834 monthly plus interest at 2.25% over
  prime (9.50% at June 30, 2000), due November 2000, secured by all Company assets and guaranteed by certain
  shareholders..............................................   $259,375        $    --
Note payable to Massachusetts Business Development
  Corporation, $1,786 monthly plus interest at prime (9.50%
  at June 30, 1999), due November 2000, secured by second
  lien and all Company assets...............................    119,569             --
Note payable to bank, monthly interest only payment at
  10.75%, due November 2000, guaranteed by certain
  shareholders..............................................     49,909             --
Unsecured note payable to related party, non-interest
  bearing through April 2001, interest accruing monthly at
  7% commencing May 2001, due April 2006....................     25,000         25,000
Unsecured note payable to related party, non-interest
  bearing through December 2001, interest accruing monthly
  at 7% commencing January 2002, due December 2006..........     20,000         20,000
Unsecured shareholder notes payable, principal and interest
  at 7% monthly, due February 2001..........................     19,393             --
Note payable to finance company, $368 monthly, plus interest at 10.49%, due December 2002, secured by related
  equipment.................................................      9,034             --
                                                               --------        -------
     Total..................................................    502,280         45,000
Less current portion of long-term debt......................    451,846             --
                                                               --------        -------
     Total debt reflected as long-term......................   $ 50,434        $45,000
                                                               ========        =======

     The amounts of long-term debt coming due during the next five years ending December 31, 2004 and thereafter are as follows:

2000........................................................    $451,846
2001........................................................       4,025
2002........................................................       1,409
2003........................................................          --
2004........................................................          --
Thereafter..................................................      45,000
                                                                --------
                                                                $502,280
                                                                ========

     Interest expense included in the determination of net loss for the six months ended June 30, 2000 and the period ended December 31, 1999 was approximately $2,700 and $1,500, respectively.

     The notes payable to Massachusetts Business Development Corporation (MBDC) contain original maturity dates of August 2003 and July 2005 and default provisions. These provisions include, among others, timely payment remittance and specific approval for corporate merger. The MBDC has determined that the Company is in default of these provisions at March 1, 2000 and has formally waived its default rights under

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 2000 IS UNAUDITED)

NOTE 4 -- NOTES PAYABLE AND LONG-TERM DEBT -- (CONTINUED) the note agreements for 150 days subsequent to the exchange of common stock (See note 10), unless during that time period MBDC deems its self insecure or another source of financing is secured at which point the notes payable are due and payable in full. The waiver maturity date was October 5, 2000, at which time the notes payable were to be due on demand at the discretion of the MBDC. On August 15, 2000, the Company and the MBDC executed another waiver period extension agreement through November 30, 2000. This agreement requires an up-front payment of $30,000 with monthly payments of $15,000 through October 2000 with all principal and unpaid interest due November 30, 2000.

     It is the Company's intention to repay the note balances through an equity injection or through refinancing with another lending source prior to the expiration of the waiver period.

NOTE 5 -- OTHER ACCRUED EXPENSES

     The principal components of other accrued expenses may be summarized as follows:

                                                         JUNE 30,      DECEMBER 31,
                                                           2000            1999
                                                         --------      ------------
                                                        (UNAUDITED)
Payroll taxes.........................................   $ 96,970        $    --
Professional fees.....................................    173,450         15,939
Rent..................................................     46,884             --
Interest..............................................     23,046          1,691
Other.................................................     18,199            765
                                                         --------        -------
                                                         $358,549        $18,395
                                                         ========        =======

NOTE 6 -- OPERATING LEASES

     The Company assumed Eco-Form, Inc.'s five year lease for its operating facility which is located in South Walpole, Massachusetts. The operating lease agreement expires in March 2001, with an option to renew for an additional five years. The lease requires monthly rental payments of $6,503 plus a proportionate share of the complex operating expenses such as property taxes and maintenance.

     The following is a schedule by years of future minimum rental payments required under the operating lease that has a remaining noncancelable lease term in excess of one year as of December 31, 1999:

2000........................................................    $78,036
2001........................................................     19,534
                                                                -------
                                                                $97,570
                                                                =======

     Total rental expense from this lease included in the determination of net loss for the six months ended June 30, 2000 was approximately $11,920 and $-0-the year ended December 31, 1999, respectively.

     Eco-Form, Inc. received formal notice of default dated November 16, 1999 for failure to follow the lease agreement for timely payment of monthly rents for September, October and November of 1999. There are no remedies available under the terms of the operating lease to correct the default.

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 2000 IS UNAUDITED)

NOTE 7 -- INCOME TAXES

     The provision for income taxes (credit) is as follows:

                                                         JUNE 30,      DECEMBER 31,
                                                           2000            1999
                                                         --------      ------------
                                                        (UNAUDITED)
Current...............................................      $--            $--
Deferred..............................................       --             --
                                                            ---            ---
     Total income taxes (credit)......................      $--            $--
                                                            ===            ===

     The deferred tax asset for Eco-Form International, Inc. is comprised of the following at December 31, 1999:

Deferred tax asset:
Net operating loss carryforwards............................    $ 10,000
Valuation allowance.........................................     (10,000)
                                                                --------
     Net deferred tax asset.................................    $     --
                                                                ========

     The Company, with its acquisition of Eco-Form, Inc., received certain potential tax benefits of Eco-Form, Inc.'s net operating loss carryovers (See note 2). Due to the uncertainty of utilization of the future tax benefits of the net operating loss carryovers, a valuation allowance has been recorded to reduce the deferred tax asset to zero. The effect of the Company's acquisition will limit the future benefit of the net operating loss carryovers due to the greater than 50% change in ownership under Section 382 of the Internal Revenue Code.

NOTE 8 -- INDUSTRY INFORMATION

     The Company's products are manufactured at one plant and are fabricated from uncirculated newspaper print which is readily available from numerous sources. In addition, tooling costs are also charged to customers for product development to meet customer specifications. The majority of these sales are to wholesalers who deliver the product to final customers.

     Customers comprising 10% or greater of the Company's net sales, on a pro-forma basis, are summarized as follows:

                                                         JUNE 30,     DECEMBER 31,
                                                           2000           1999
                                                         --------     ------------
                                                        (UNAUDITED)
Stephen Gould Corporation.............................     30.0%           0%
Hisco, Inc............................................     43.8            0
Orcon Industrial Corporation..........................     17.0            0
Wyeth Ayerst..........................................      9.2            0
West Coast Paper......................................        0            0
All other.............................................        0            0
                                                           ----            --
                                                            100%           0%
                                                           ====            ==

     The Company uses Emery International Developments, Ltd. (Emery) as the sole supplier for its tooling. If this supplier was unable to provide tooling to the Company, this could adversely effect the Company's operations. The Company feels that other tooling sources are available to meet its needs. Included in accounts payable is $304,836 due to Emery at June 30, 2000 (See Note 10 -- Subsequent Events).

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) (INFORMATION FOR THE SIX MONTHS ENDED JUNE 30, 2000 IS UNAUDITED)

NOTE 9 -- SUPPLEMENTAL CASH FLOW INFORMATION

     The supplemental cash flow information and noncash investing and financing activities are as follows:

                SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                           JUNE 30,      DECEMBER 31,
                                                             2000            1999
                                                          -----------    ------------
                                                          (UNAUDITED)
Cash paid for interest................................      $1,064            $--
                                                            ======            ==

             SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES

Acquisition of Eco-Form International, Inc. with
  3,750,000 common shares.............................      $3,750            $--
                                                            ======            ==

NOTE 10 -- SUBSEQUENT EVENTS

     Initial Public Offering -- Subsequent to year-end, the Company initiated proceedings directed at the completion of the initial public offering of its common stock ("IPO"). In August 2000, the Board of Directors authorized management of the Company to file a Registration Statement with the Securities and Exchange Commission to sell shares of its common stock to the public. The anticipated proceeds will be used to retire the Massachusetts Business Development Corporation notes and provide working capital for expansion of operations. There is no guarantee the proposed IPO will be consummated or that the IPO, if consummated, will provide sufficient funds to fund the transactions described above.

     Common stock warrant issuance -- The Company on July 5, 2000 issued a warrant to a venture capital group to purchase 2,000,000 shares of the Company's common stock in consideration of various future consulting services rendered and to be rendered. This warrant is exercisable at $.01 per share during the period ending June 30, 2003.

     Common stock issuance -- The Company on July 8, 2000 completed a private placement of 300,000 restricted 144 common shares of Eco-Form, International, Inc.'s common stock to an existing shareholder for $500,000.

     Amendment and restatement of the Articles of Incorporation -- The Board of Directors has unanimously recommended that the shareholders approve a proposal to amend and restate the certificate of incorporation to authorize the issuance of 10,000,000 shares of preferred stock with a par value of $.001 per share.

     Vendor payable conversion to common stock and note payable -- On August 1, 2000, the Company reached agreement with Emery to convert $312,000 of trade accounts payable, acquired as part of the merger with Eco-Form, Inc., into equity through the issuance of 78,000 restricted 144 common shares at $2 per share and a long-term note payable for $156,000 with monthly payments of interest and principal of $3,082 at 7% interest due October 1, 2005.

     New stock option plan -- In September 2000, the Board of Directors adopted the Eco-Form International, Inc. 2000 stock option plan and the Board is submitting this plan to the shareholders for their approval at the annual meeting. A total of 1,300,000 shares of common stock have been authorized under the 2000 stock option plan. The plan provides for the grant of nonstatutory stock options to the Companies employees, directors and consultants within the meaning of Section 422 of the Internal Revenue Code.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders of Eco-Form, Inc.

     We have audited the accompanying balance sheets of Eco-Form, Inc. (a development stage enterprise) as of August 31, 1999 and 1998, and the related statements of operations, shareholders' equity (deficit) and cash flows for the years then ended and for the period from September 14, 1995 (date of inception) to August 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Eco-Form, Inc. as of August 31, 1999 and 1998, and the results of its operations, its shareholders' equity (deficit) and its cash flows for the years then ended and for the period from September 14, 1995 (date of inception) to August 31, 1999 in conformity with generally accepted accounting principles.

     The Company is in the development stage as of August 31, 1999. Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. In addition, successful completion of the Company's development program and its transition, ultimately, to attaining profitable operations is dependent upon obtaining adequate financing to fulfill its development activities and achieving a level of sales adequate to support the Company's cost structure.

     The accompanying financial statements have been prepared assuming that Eco-Form, Inc. will continue as a going concern. As discussed in note 1 to the financial statements, the Company has sustained losses and negative cash flows from operations since its inception. These matters raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in note 1. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

                                          /s/MOORE STEPHENS DOEREN MAYHEW

Troy, Michigan
April 22, 2000

                                 ECO-FORM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEETS

                                                                     AUGUST 31,
                                                                --------------------
                                                                  1999        1998
                                                                  ----        ----
                           ASSETS
CURRENT ASSETS
  Cash......................................................    $ 39,605    $ 21,589
  Accounts receivable.......................................       7,605      17,555
  Inventories
     Raw materials..........................................       2,600       2,600
     Finished goods.........................................       2,492          --
  Prepaid expenses..........................................       6,076          --
                                                                --------    --------
       Total current assets.................................      58,378      41,744
EQUIPMENT AND LEASEHOLD IMPROVEMENTS
  At cost, less accumulated depreciation of $212,156 in 1999
     and $104,119 in 1998 (notes 2 and 3)...................     521,487     219,033
OTHER ASSETS
  Loan origination costs, less accumulated amortization of
     $4,253 in 1999 and $1,160 in 1998 (note 1).............      11,355      14,383
  Deposits and other assets.................................       7,315     257,377
                                                                --------    --------
       Total other assets...................................      18,670     271,760
                                                                --------    --------
       Total assets (note 3)................................    $598,535    $532,537
                                                                ========    ========

                 See accompanying notes to financial statements

                                 ECO-FORM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                                 BALANCE SHEETS

                                                                       AUGUST 31,
                                                                ------------------------
                                                                   1999          1998
                                                                   ----          ----
       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
CURRENT LIABILITIES
  Accounts payable..........................................    $   441,185    $  80,955
  Current portion of long-term debt (note 3)................         98,314       91,429
  Other accrued expenses (note 4)...........................         97,664       15,458
                                                                -----------    ---------
     Total current liabilities..............................        637,163      187,842
LONG-TERM DEBT (note 3).....................................        492,395      360,729
CONTINGENCIES (notes 1, 5, 7 and 9).........................             --           --
  SHAREHOLDERS' EQUITY (DEFICIT) Common stock -- no par
     value; authorized 500,000 shares; issued and
     outstanding 500,000 shares in 1999 and 470,250 shares
     in 1998................................................        648,316      548,316
  Stock subscription receivable.............................        (22,000)          --
  Deficit accumulated during the development stage..........     (1,157,339)    (564,350)
                                                                -----------    ---------
     Total shareholders' equity (deficit)...................       (531,023)     (16,034)
                                                                -----------    ---------
     Total liabilities and shareholders' equity (deficit)...    $   598,535    $ 532,537
                                                                ===========    =========

                 See accompanying notes to financial statements

                                 ECO-FORM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS

                                                              INCEPTION               YEAR ENDED
                                                          SEPTEMBER 14, 1995          AUGUST 31,
                                                                  TO            ----------------------
                                                           AUGUST 31, 1999        1999         1998
                                                          ------------------      ----         ----
REVENUES
  Product.............................................       $   565,834        $ 440,733    $ 111,864
  Tooling.............................................           223,762          115,817      107,945
                                                             -----------        ---------    ---------
       Total revenues.................................           789,596          556,550      219,809

COST OF SALES
  Product.............................................           933,268          519,235      224,291
  Tooling.............................................           458,952          364,548       94,404
                                                             -----------        ---------    ---------
       Total cost of sales............................         1,392,220          883,783      318,695
                                                             -----------        ---------    ---------
GROSS LOSS............................................          (602,624)        (327,233)     (98,886)

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........           498,783          242,195      107,204
                                                             -----------        ---------    ---------
LOSS FROM OPERATIONS..................................        (1,101,407)        (569,428)    (206,090)
OTHER INCOME (EXPENSE) -- (NET).......................           (55,932)         (23,561)     (21,164)
                                                             -----------        ---------    ---------
LOSS BEFORE INCOME TAXES..............................        (1,157,339)        (592,989)    (227,254)
INCOME TAXES (note 6).................................                --               --           --
                                                             -----------        ---------    ---------
NET LOSS..............................................       $(1,157,339)       $(592,989)   $(227,254)
                                                             ===========        =========    =========
NET LOSS PER COMMON SHARE.............................                          $   (1.22)   $   (0.53)
                                                                                =========    =========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING.........................................                            487,604      430,521
                                                                                =========    =========

                 See accompanying notes to financial statements

                                 ECO-FORM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
           FOR THE PERIOD FROM SEPTEMBER 14, 1995 (DATE OF INCEPTION)
                            THROUGH AUGUST 31, 1999

                                                                                  DEFICIT
                                                                                ACCUMULATED
                                         COMMON                    STOCK        DURING THE
                                          STOCK      COMMON     SUBSCRIPTION    DEVELOPMENT
                                         SHARES      STOCK       RECEIVABLE        STAGE         TOTAL
                                         ------      ------     ------------    -----------      -----
Balance -- September 14, 1995..........       --    $     --     $      --      $        --    $      --
Issuance of Shares -- September 20,
  1995.................................  344,900     518,330      (113,383)              --      404,947
Net Loss...............................       --          --            --         (150,768)    (150,768)
                                         -------    --------     ---------      -----------    ---------
Balance -- August 31, 1996.............  344,900     518,330      (113,383)        (150,768)     254,179
Issuance of Shares -- February 15,
  1997.................................   30,000      60,000       (26,279)              --       33,721
Stock Subscription Paid................       --          --        10,189               --       10,189
Net Loss...............................       --          --            --         (186,328)    (186,328)
                                         -------    --------     ---------      -----------    ---------
Balance -- August 31, 1997.............  374,900     578,330      (129,473)        (337,096)     111,761
Issuance of Shares -- February 15,
  1998.................................   95,350      60,000            --               --       60,000
Stock Subscription Paid................       --          --        39,459               --       39,459
Stock Subscription Cancelled...........       --     (90,014)       90,014               --           --
Net Loss...............................       --          --            --         (227,254)    (227,254)
                                         -------    --------     ---------      -----------    ---------
Balance -- August 31, 1998.............  470,250     548,316            --         (564,350)     (16,034)
Issuance of Shares -- February 15,
  1999.................................   29,750     100,000       (22,000)              --       78,000
Net Loss...............................       --          --            --         (592,989)    (592,989)
                                         -------    --------     ---------      -----------    ---------
Balance -- August 31, 1999.............  500,000    $648,316     $ (22,000)     $(1,157,339)   $(531,023)
                                         =======    ========     =========      ===========    =========

                 See accompanying notes to financial statements

                                 ECO-FORM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                            STATEMENTS OF CASH FLOWS

                                                               INCEPTION
                                                             SEPTEMBER 14,          YEAR ENDED
                                                                1995 TO             AUGUST 31,
                                                              AUGUST 31,      ----------------------
                                                                 1999           1999         1998
                                                             -------------      ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................     $(1,157,339)    $(592,989)   $(227,254)
     Adjustments:
       Depreciation......................................         212,156       108,037       56,362
       Amortization......................................           4,253         3,093          848
       Bad debt expense..................................          11,289        11,289           --
       Changes in assets and liabilities:
          Increase in accounts receivable................         (18,894)       (1,339)     (17,555)
          Increase in inventories........................          (5,092)       (2,492)      (2,600)
          Decrease (increase) in prepaid expenses........          (6,076)       (6,076)       2,762
          Increase in deposits and other assets..........         (22,923)       (2,003)     (20,140)
          Increase in accounts payable...................         441,185       360,230       80,955
          Increase in other accrued expenses.............          97,664        82,206       14,215
                                                              -----------     ---------    ---------
               Total adjustments.........................         713,562       552,945      114,847
                                                              -----------     ---------    ---------
Net cash used in operating activities....................        (443,777)      (40,044)    (112,407)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of equipment and leasehold improvements....        (464,243)     (141,092)     (36,989)
  Payments made for deposits on fixed assets.............        (252,000)           --     (252,000)
                                                              -----------     ---------    ---------
               Net cash used in investing activities.....        (716,243)     (141,092)    (288,989)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of debt......................................         (47,112)      (45,326)      (1,786)
  Repayment of short-term debt...........................        (130,000)           --     (130,000)
  Proceeds from additional debt..........................         750,421       166,478      453,943
  Common stock issued....................................         626,316        78,000       99,459
                                                              -----------     ---------    ---------
               Net cash provided from financing
                 activities..............................       1,199,625       199,152      421,616
                                                              -----------     ---------    ---------
NET INCREASE IN CASH.....................................          39,605        18,016       20,220
CASH -- BEGINNING........................................              --        21,589        1,369
                                                              -----------     ---------    ---------
CASH -- ENDING...........................................     $    39,605     $  39,605    $  21,589
                                                              ===========     =========    =========

                 See accompanying notes to financial statements

                                 ECO-FORM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                         NOTES TO FINANCIAL STATEMENTS
                            AUGUST 31, 1999 AND 1998

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

NATURE OF BUSINESS

     Eco-Form, Inc. (the "Company"), a Delaware corporation, was incorporated on September 14, 1995. The Company operates a molded paper pulp plant near Boston, Massachusetts, which produces environmentally friendly biodegradable packaging for the electronics, computer and consumer goods industries. The Company has operated as a development stage enterprise since its inception by devoting substantially all its efforts to research and development, developing markets for its products and raising capital to support these efforts.

GOING CONCERN

     The Company has been in the development stage since its date of incorporation on September 14, 1995, and has experienced aggregate net losses through August 31, 1999 of approximately $1,157,000. To date, no profits have been realized and development activities are still ongoing. The Company expects to continue to incur operating losses until its products are commercially produced through the addition of more equipment and operation of a second plant with funds raised in an equity offering. Successful future operations and recovery of the Company's investment in its equipment and leasehold improvements depends upon the Company commercializing its products using its initial manufacturing facility and ultimately, commercializing multiple products and achieving broader market acceptance and penetration.

     The Company has sustained losses and negative cash flows from operations since its inception. The Company's ability to meet its obligations in the ordinary course of business is dependent upon its ability to raise additional financing through public or private equity financing, enter into collaborative or other arrangements with corporate sources, secure other sources of financing to fund operations and to establish profitable operations. However, there can be no assurance that such financing can be successfully completed on terms acceptable to the Company.

     The matters discussed above raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company has a limited operating history and its prospects are subject to the risks, expenses and uncertainties frequently encountered by companies in new and evolving markets.

     These risks include the failure to develop and extend the Company's packaging operations, meet its working capital requirements or procure the necessary sales to generate liquidity and to pay its current operations.

     In the event that the Company does not successfully implement its business plan, certain assets may not be recoverable.

CASH

     The Company has no cash or cash equivalents as of August 31, 1999 and 1998, or amounts in excess of FDIC limits.

INVENTORIES

     Inventories consist primarily of finished goods and raw materials and are stated at the lower of cost (first-in, first out) or market value.

                                 ECO-FORM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                            AUGUST 31, 1999 AND 1998

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     Depreciation and amortization is provided using accelerated methods for financial and tax reporting purposes based upon the estimated useful lives of the assets which range from 5 to 7 years.

OTHER ASSETS

     Loan origination costs are being amortized using the straight-line method over the five year loan term.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company periodically reviews the carrying amounts of long-lived assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. An impairment adjustment is necessary in the event the net book value of such long-lived assets exceeds the future undiscounted cash flows attributable to such assets. In such an event, the loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets; accordingly, actual results could vary significantly from such estimates.

INCOME TAXES

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and income tax bases of assets and liabilities. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amounts expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period in deferred income tax assets and liabilities. Deferred income taxes result from temporary differences in the recognition of revenues and expenses for financial and tax reporting purposes. The Company reports revenues and expenses on the cash basis method of accounting for Federal income tax purposes. Consequently, revenues are taxed when received versus when earned and expenses are deducted when paid versus when incurred.

ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 132-137 during the periods covered by these financial statements. Applicable pronouncements were adopted by the Company with no material effect on the Company's financial statements.

LOSS PER COMMON SHARE

     The Company computes net loss per share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" and Securities and Exchange Commission Staff Accounting Bulletin No. 98 (SAB 98). Statement of Financial Accounting Standards No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share is measured as the earnings or loss available to common shareholders divided by the weighted average outstanding common shares for the period. Diluted earnings per share is similar to basic earnings per share but presents the dilutive effect on a per share basis of potential common shares (e.g. convertible securities, options, etc.) as if they had been converted at the beginning of the periods presented. Potential common

                                 ECO-FORM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                            AUGUST 31, 1999 AND 1998

NOTE 1 -- NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED) shares that have an anti-dilutive effect (i.e., those that increase earnings per share or decrease loss per share) are excluded from diluted earnings per share.

ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 -- EQUIPMENT AND LEASEHOLD IMPROVEMENTS

     The principal categories of equipment and leasehold improvements may be summarized as follows:

                                                                  AUGUST 31,
                                                             --------------------
                                                               1999        1998
                                                               ----        ----
Equipment................................................    $674,286    $289,368
Furniture and fixtures...................................      16,491      14,913
Leasehold improvements...................................      42,866      18,871
                                                             --------    --------
     Total cost..........................................     733,643     323,152
Less accumulated depreciation............................     212,156     104,119
                                                             --------    --------
     Undepreciated cost..................................    $521,487    $219,033
                                                             ========    ========

                                 ECO-FORM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                            AUGUST 31, 1999 AND 1998

NOTE 3 -- NOTES PAYABLE AND LONG-TERM DEBT

                                                                     AUGUST 31,
                                                                --------------------
                                                                  1999        1998
                                                                  ----        ----
Note payable to Massachusetts Business Development
  Corporation, $5,834 monthly plus interest at 2.25% over
  prime (8.00% at August 31, 1999), due October 2000,
  secured by all Company assets and guaranteed by certain
  shareholders..............................................    $325,000    $303,943
Note payable to Massachusetts Business Development
  Corporation, $1,786 monthly plus interest at prime (8.00%
  at August 31, 1999), due October 2000, secured by second
  lien and all Company assets...............................     137,500     148,215
Note payable to bank, monthly interest only payment at
  10.75%, due August 2000, guaranteed by certain
  shareholders..............................................      50,000          --
Note payable to finance company, $368 monthly plus interest
  at 10.49%, due December 2002, secured by related
  equipment.................................................      12,588          --
Unsecured shareholder notes payable, principal and interest
  at 7% monthly, due February 2001..........................      65,621          --
                                                                --------    --------
     Total..................................................     590,709     452,158
Less current portion of long-term debt......................      98,314      91,429
                                                                --------    --------
     Total debt reflected as long-term......................    $492,395    $360,729
                                                                ========    ========

     The amounts of long-term debt coming due during the next four years ending August 31, 2003 are as follows:

2000........................................................    $ 98,314
2001........................................................     486,703
2002........................................................       4,025
2003........................................................       1,667
                                                                --------
                                                                $590,709
                                                                ========

     Interest expense included in the determination of net loss for the years ended August 31, 1999 and 1998 amounted to $43,599 and $21,164, respectively.

     The notes payable to Massachusetts Business Development Corporation (MBDC) contain original maturity dates of August 2003 and July 2005 and default provisions. These provisions include, among others, timely payment remittance and specific approval for corporate merger. The MBDC has determined that the Company is in default of these provisions at March 1, 2000 and has formally waived its default rights under the note agreements for 150 days subsequent to the exchange of common stock (See note 9), unless during that time period MBDC deems its self insecure or another source of financing is secured at which point the notes payable are due and payable in full. The waiver maturity date is October 5, 2000, at which time the notes payable will be due on demand at the discretion of the MBDC.

     It is the Company's intention to repay the note balances through an equity injection or through refinancing with another lending source prior to the expiration of the waiver period.

                                 ECO-FORM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                            AUGUST 31, 1999 AND 1998

NOTE 4 -- OTHER ACCRUED EXPENSES

     The principal components of other accrued expenses may be summarized as follows:

                                                                   AUGUST 31,
                                                               ------------------
                                                                1999       1998
                                                                ----       ----
Payroll taxes..............................................    $59,570    $12,229
Professional fees..........................................     22,414         --
Rent.......................................................      7,947         --
Interest...................................................      7,192      3,229
Other......................................................        541         --
                                                               -------    -------
                                                               $97,664    $15,458
                                                               =======    =======

NOTE 5 -- OPERATING LEASES

     The Company entered into a five year lease for its operating facility which is located in South Walpole, Massachusetts. The operating lease agreement expires in March 2001, with an option to renew for an additional five years. The lease requires monthly rental payments of $6,503 plus a proportionate share of the complex operating expenses such as property taxes and maintenance. The Company subleased a portion of the facility in 1999 for ten months at $2,000 a month. Total rental income for the year ended August 31, 1999 related to this sublease was $20,000.

     The following is a schedule by years of future minimum rental payments required under the operating lease that has a remaining noncancelable lease term in excess of one year as of August 31, 1999:

2000........................................................    $ 78,036
2001........................................................      45,521
                                                                --------
                                                                $123,557
                                                                ========

     Total rental expense from this lease included in the determination of net loss for the years ended August 31, 1999 and 1998 amounted to $84,898 and $87,239, respectively.

     The Company received formal notice of default dated November 16, 1999 for failure to follow the lease agreement for timely payment of monthly rents for September, October and November of 1999. There are no remedies available under the terms of the operating lease to correct the default and the effect of the default on the Company cannot be determined.

NOTE 6 -- INCOME TAXES

     The provision for income taxes (credit) is as follows:

                                                                 AUGUST 31,
                                                                ------------
                                                                1999    1998
                                                                ----    ----
Current.....................................................    $--     $--
Deferred....................................................     --      --
                                                                ---     ---
     Total income taxes (credit)............................    $--     $--
                                                                ===     ===

                                 ECO-FORM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                            AUGUST 31, 1999 AND 1998

NOTE 6 -- INCOME TAXES -- (CONTINUED)
     The deferred tax asset and deferred tax liability was comprised of the following at August 31, 1999:

Deferred tax asset:
  Accounts receivable.......................................    $   2,600
  Prepaid expenses..........................................        2,100
  Net operating loss carryforwards..........................      393,500
  Other.....................................................        7,400
                                                                ---------
       Subtotal.............................................      405,600
Valuation allowance.........................................     (222,400)
                                                                ---------
Net deferred tax asset......................................      183,200
                                                                ---------
Deferred tax liability:
  Accounts payable..........................................     (150,000)
  Other accrued expenses....................................      (33,200)
                                                                ---------
  Gross deferred liability..................................     (183,200)
                                                                ---------
Net deferred tax asset......................................    $      --
                                                                =========

     Due to the uncertainty of the Company being able to utilize the future tax benefits of the net operating loss carryovers, a valuation allowance has been recorded to reduce the deferred tax asset to zero. The effect of the Company's merger (See note 9), will limit the future benefit of the net operating loss carryovers due to the greater than 50% change in ownership under Section 382 of the Internal Revenue Code.

     The Company has unused net operating loss carryovers from prior years as follows:

1996........................................................    $150,515
1997........................................................     167,837
1998........................................................     160,624
1999........................................................     174,294
                                                                --------
                                                                $653,270
                                                                ========

NOTE 7 -- INDUSTRY INFORMATION

     The Company's products are manufactured at one plant and are fabricated from uncirculated newspaper print which is readily available from numerous sources. In addition, tooling costs are also charged to customers for product development to meet customer specifications. The majority of these sales are to wholesalers who deliver the product to final customers.

                                 ECO-FORM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                            AUGUST 31, 1999 AND 1998

NOTE 7 -- INDUSTRY INFORMATION -- (CONTINUED)
     Customers comprising 10% or greater of the Company's net sales are summarized as follows:

                                                                 AUGUST 31,
                                                                ------------
                                                                1999    1998
                                                                ----    ----
Stephen Gould Corporation...................................     34%     22%
Hisco, Inc..................................................     22       8
Orcon Industrial Corporation................................      3      53
Shepard Specialty Paper.....................................      0      17
All other...................................................     41       0
                                                                ---     ---
                                                                100%    100%
                                                                ===     ===

     The Company uses Emery International Developments, Ltd. (Emery) as the sole supplier for its tooling. If this supplier was unable to provide tooling to the Company, this could adversely effect the Company's operations. The Company feels that other tooling sources are available to meet its needs. Included in accounts payable is $301,996 due to Emery at August 31, 1999.

NOTE 8 -- SUPPLEMENTAL CASH FLOW INFORMATION

     The supplemental cash flow information and noncash investing and financing activities are as follows:

                                                     INCEPTION
                                                   SEPTEMBER 14,        YEAR ENDED
                                                      1995 TO           AUGUST 31,
                                                    AUGUST 31,      ------------------
                                                       1999          1999       1998
                                                   -------------     ----       ----
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
  INFORMATION
Cash paid during the periods for interest......       $68,779       $39,636    $17,935
                                                      =======       =======    =======
Interest received..............................       $    38       $    38    $    --
                                                      =======       =======    =======
SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
Equipment acquired with capital lease..........       $17,400       $17,400    $    --
                                                      =======       =======    =======

NOTE 9 -- SUBSEQUENT EVENT

     On May 8, 2000, the Company completed its merger with Eco-Form International, Inc. through the exchange of 3,750,000 shares of newly-issued Eco-Form International, Inc. common stock in exchange for all the outstanding shares of Eco-Form, Inc.'s common stock. The merger was structured as a tax-free reorganization, where subsequent to the merger, Eco-Form International, Inc. became the surviving corporation and all outstanding common shares of Eco-Form, Inc. were cancelled. Eco-Form International, Inc. was formed on February 22, 1999 and is also a development stage enterprise. Eco-Form International, Inc.'s operations have been limited to capital raising activities through August 31, 1999.

                                 ECO-FORM, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)
                            AUGUST 31, 1999 AND 1998

NOTE 9 -- SUBSEQUENT EVENT -- (CONTINUED)
     The following summarized operating data gives effect of the merger had it occurred on September 1, 1997:

                                                                  AUGUST 31,
                                                             --------------------
                                                               1999        1998
                                                               ----        ----
Net sales
  Eco-Form, Inc..........................................    $556,550    $219,809
  Eco-Form International, Inc............................          --          --
                                                             --------    --------
                                                             $556,550    $219,809
                                                             ========    ========
Net loss
  Eco-Form, Inc..........................................    $592,989    $227,254
  Eco-Form International, Inc............................          --          --
                                                             --------    --------
                                                             $592,989    $227,254
                                                             ========    ========
Loss per common share....................................    $   (.04)   $   (.02)
                                                             ========    ========

                  ECO-FORM INTERNATIONAL, INC. AND SUBSIDIARY

        UNAUDITED PRO FORMA FINANCIAL INFORMATION BASIS OF PRESENTATION

     The Unaudited Pro Forma Consolidated Statement of Operations of the Company for the fiscal year ended December 31, 1999 and the six-month period ended June 30, 2000 and 1999 (the "Pro Forma Consolidated Statements of Operations"), and the Unaudited Pro Forma Consolidated Balance Sheet of the Company as of December 31, 1999 (the "Pro Forma Consolidated Balance Sheet" and, together with the Pro Forma Consolidated Statements of Operations, The "Pro Forma Consolidated Financial Statements"), have been prepared to illustrate the estimated effect of the acquisition of Eco-Form, Inc. by Eco-Form International, Inc. The Pro Forma Consolidated Financial Statements do not reflect any anticipated cost savings from the Eco-Form, Inc. acquisition, or any synergies that are anticipated to result from the Eco-Form, Inc. acquisition, and there can be no assurance that any cost savings or synergies will occur. The Pro Forma Consolidated Financial Statements of Operations give pro forma effect to the Eco-Form, Inc. transactions as if they had occurred in operations since February 22, 1999 (date of inception). The Pro Forma Consolidated Financial Statements do not purport to be indicative of the results of the operations or financial position of the Company that would have actually been obtained has such transactions been completed as of the assumed dates and for the period presented, or which may be obtained in the future. The pro forma adjustments are described in the accompanying notes and based upon available information and certain assumptions that the Company believes are reasonable. The Pro Forma Consolidated Financial Statements should be read in conjunction with the separate historical consolidated financial statements of Eco-Form, International, Inc. and Eco-Form, Inc. and the notes thereto and "Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere or incorporated by reference in this Prospectus.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                      JUNE 30, 2000 AND DECEMBER 31, 1999

                                                                                      DECEMBER 31, 1999        JUNE 30, 2000
                                                                                          PRO FORMA              PRO FORMA
                                                                                        CONSOLIDATED           CONSOLIDATED
                                                    ECO-FORM                              ECO-FORM               ECO-FORM
                              ECO-FORM, INC.   INTERNATIONAL, INC.   ADJUSTMENTS     INTERNATIONAL, INC.    INTERNATIONAL, INC.
                              --------------   -------------------   -----------     -------------------    -------------------
          ASSETS
CURRENT ASSETS
  Cash.....................    $        --          $ 13,575         $        --          $   13,575            $  508,268
  Accounts receivable......          7,605                --                  --               7,605                29,849
  Inventories
    Raw materials..........          2,600                --                  --               2,600                 5,400
    Finished goods.........          2,492                --                  --               2,492                 3,740
  Prepaid expenses.........          6,076                --                  --               6,076                 5,399
                               -----------          --------         -----------          ----------            ----------
      Total current
         assets............         18,773            13,575                  --              32,348               552,656
EQUIPMENT AND LEASEHOLD
  IMPROVEMENTS, NET........        489,179                --                  --             489,179               419,684
OTHER ASSETS
  Goodwill.................             --                --             581,081(a)          581,081               730,924
  Loan origination costs,
    net....................         11,667                --                  --              11,667                 9,452
  Deposits and other
    assets.................          7,003                --                  --               7,003                 7,003
                               -----------          --------         -----------          ----------            ----------
      Total other assets...         18,670                --             581,081             599,751               747,379
                               -----------          --------         -----------          ----------            ----------
      Total assets.........    $   526,622          $ 13,575         $   581,081          $1,121,278            $1,719,719
                               ===========          ========         ===========          ==========            ==========
CURRENT LIABILITIES
  Accounts payable.........    $   441,223          $     --         $        --          $  441,223               151,434
  Current portion of
    long-term debt.........        552,731                --                  --             552,731               451,846
  Other accrued expenses...        113,749            18,395                  --             132,144               358,549
                               -----------          --------         -----------          ----------            ----------
      Total current
         liabilities.......      1,107,703            18,395                  --           1,126,098               961,829
LONG-TERM DEBT.............             --            45,000                  --              45,000               206,434
CONTINGENCIES..............             --                --                  --                  --                    --
SHAREHOLDERS' EQUITY
  (DEFICIT)
  Common stock.............        648,316            11,898            (648,316)(a)          11,898                16,048
  Additional paid-in
    capital................             --             1,677                                   1,677               726,162
  Deficit accumulated
    during the development
    stage..................     (1,229,397)          (63,395)          1,229,397(a)          (63,395)             (190,754)
                               -----------          --------         -----------          ----------            ----------
      Total shareholders'
         equity
         (deficit).........       (581,081)          (49,820)            581,081             (49,820)              551,456
                               -----------          --------         -----------          ----------            ----------
      Total liabilities and
         shareholders'
         equity
         (deficit).........    $   526,622          $ 13,575         $   581,081          $1,121,278            $1,719,719
                               ===========          ========         ===========          ==========            ==========

-------------------------
(a) Adjustment for the Company's acquisition of Eco-Form, Inc. on May 11, 2000.

(b) Gives effect to the private placement of 300,000 restricted 144 common shares on July 8, 2000 for $500,000 in proceeds. See "Subsequent Events."

(c) On August 1, 2000 we converted $312,000 in trade payables to $156,000 in equity through the issuance of 78,000 restricted 144 common shares and $156,000 in long term debt at 7% interest due October 1, 2005. See "Subsequent Events."

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     (SIX MONTH PERIOD ENDED JUNE 30, 2000)

                                                                 ECO-FORM                              PRO FORMA
                                          ECO-FORM, INC.    INTERNATIONAL, INC.                      CONSOLIDATED
                                           JANUARY 1 -          JANUARY 1 -                            ECO-FORM
                                           MAY 11, 2000        JUNE 30, 2000       ADJUSTMENTS    INTERNATIONAL, INC.
                                          --------------    -------------------    -----------    -------------------
NET SALES.............................      $ 164,036            $  70,367             $--        $      234,403
COST OF SALES.........................         93,850               23,932              --               117,782
                                            ---------            ---------             ---        --------------
GROSS INCOME..........................         70,186               46,435              --               116,621

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES............................        255,956              171,082              --               427,038
                                            ---------            ---------             ---        --------------
LOSS FROM OPERATIONS..................       (185,770)            (124,647)             --              (310,417)
                                            ---------            ---------             ---        --------------
OTHER INCOME (EXPENSE) -- (NET).......        (26,864)              (2,712)             --               (29,576)
LOSS BEFORE INCOME TAXES..............       (212,634)            (127,359)             --              (339,993)
INCOME TAXES..........................             --                   --              --                    --
                                            ---------            ---------             ---        --------------
NET LOSS..............................      $(212,634)           $(127,359)            $--        $     (339,993)
                                            =========            =========             ===        ==============
NET LOSS PER COMMON SHARE.............                                                            $        (0.03)
                                                                                                  ==============
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING..................                                                                13,157,833
                                                                                                  ==============

OPERATING AND OTHER DATA:
  EBITDA..............................        (88,554)            (121,709)
  Depreciation and amortization.......         97,216                4,586
  Capital expenditures................             --                   --
  Cash interest expense, net..........         26,864                   --

CASH FLOW PROVIDED BY (USED FOR)
  Operating activities................            N/A               21,259
  Investing activities................            N/A                   --
  Financing activities................            N/A              (26,566)

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
               (FOR THE PERIOD AND YEAR ENDED DECEMBER 31, 1999)

                                                               PERIOD ENDED                            PRO FORMA
                                            YEAR ENDED         DECEMBER 31,                          CONSOLIDATED
                                           DECEMBER 31,          ECO-FORM                              ECO-FORM
                                          ECO-FORM, INC.    INTERNATIONAL, INC.    ADJUSTMENTS    INTERNATIONAL, INC.
                                          --------------    -------------------    -----------    -------------------
NET SALES.............................      $ 726,612            $     --              $--        $      726,612
COST OF SALES.........................        818,957                  --               --               818,957
                                            ---------            --------              ---        --------------
GROSS LOSS............................        (92,345)                 --               --               (92,345)

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES............................        431,628              60,969               --               492,597
                                            ---------            --------              ---        --------------
LOSS FROM OPERATIONS..................       (523,973)            (60,969)              --              (584,942)
INTEREST EXPENSE......................        (37,866)             (1,456)              --               (39,322)
                                            ---------            --------              ---        --------------
LOSS BEFORE INCOME TAXES..............       (561,839)            (62,425)              --              (624,264)
INCOME TAXES..........................             --                  --               --                    --
                                            ---------            --------              ---        --------------
NET LOSS..............................      $(561,839)           $(62,425)             $--        $     (624,264)
                                            =========            ========              ===        ==============
NET LOSS PER COMMON SHARE.............                                                                     (0.06)
                                                                                                  ==============
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING..................                                                                10,767,750
                                                                                                  ==============

OPERATING AND OTHER DATA:
  EBITDA..............................       (399,457)            (60,969)
  Depreciation and amortization.......        116,428                  --
  Capital expenditures................         49,785                  --
  Cash interest expense...............         45,954                  --

CASH FLOW PROVIDED BY (USED FOR)
  Operating activities................            N/A             (45,000)
  Investing activities................            N/A                  --
  Financing activities................            N/A              58,575

-------------------------
* EBITDA represents the sum of income before income taxes, plus depreciation and amortization, non recurring charges and certain other non-cash income and expense items. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and determine a company's ability to service debt.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        (SIX MONTHS ENDED JUNE 30, 1999)

                                                                                                       PRO FORMA
                                                                                                     CONSOLIDATED
                                                                 ECO-FORM                              ECO-FORM
                                          ECO-FORM, INC.    INTERNATIONAL, INC.    ADJUSTMENTS    INTERNATIONAL, INC.
                                          --------------    -------------------    -----------    -------------------
NET SALES.............................      $ 344,431            $     --              $--             $ 344,431
COST OF SALES.........................        457,594                  --               --               457,594
                                            ---------            --------              ---             ---------
GROSS LOSS............................       (113,163)                 --               --              (113,163)

SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES............................        219,063              25,000               --               244,063
                                            ---------            --------              ---             ---------
LOSS FROM OPERATIONS..................       (332,226)            (25,000)              --              (357,226)
                                            ---------            --------              ---             ---------
OTHER INCOME (EXPENSE) -- (NET).......        (27,895)                 --               --               (27,895)
LOSS BEFORE INCOME TAXES..............       (360,121)            (25,000)              --              (385,121)
INCOME TAXES..........................             --                  --               --                    --
                                            ---------            --------              ---             ---------
NET LOSS..............................      $(360,121)           $(25,000)             $--             $(385,121)
                                            =========            ========              ===             =========
NET LOSS PER COMMON SHARE.............                                                                 $   (0.05)
                                                                                                       =========
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING..................                                                                 7,258,500
                                                                                                       =========

OPERATING AND OTHER DATA:
  EBITDA*.............................       (277,910)            (25,000)
  Depreciation and amortization.......         46,228                  --
  Capital expenditures................         19,546                  --
  Cash interest expense...............         35,854                  --

CASH FLOW PROVIDED BY (USED FOR)
  Operating activities................            N/A             (25,000)
  Investing activities................            N/A                  --
  Financing activities................            N/A              38,575

-------------------------
* EBITDA represents the sum of income before income taxes, plus depreciation and amortization, non recurring charges and certain other non-cash income and expense items. The Company has presented EBITDA because it is commonly used by investors to analyze and compare companies on the basis of operating performance and determine a company's ability to service debt.

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                3,000,000 Shares

                          ECO-FORM INTERNATIONAL, INC.

                                  Common Stock

                       Eco-form International, Inc. Logo

     Through and including             , 2000 (the 25th day after the date of
this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers and directors under certain circumstances against expenses incurred in successfully defending against a claim and authorizes a Delaware corporation to indemnify its officers and directors under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their being or having been an officer or director.

     Section 102(b) of the Delaware General corporation Law permits a corporation, by so providing in its certificate of incorporation, to eliminate or limit a director's liability to the corporation and its stockholders for monetary damages arising out of certain alleged breaches of their fiduciary duty. Section 102(b)(7) provides that no such limitation of liability may affect a director's liability with respect to any of the following: (i) breaches of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not made in good faith or which involve intentional misconduct of knowing violations of law; (iii) liability for dividends paid or stock repurchased or redeemed in violation of the Delaware General Corporation law; or
(iv) any transaction from which the director derived an improper personal benefit. Section 102(b)(7) does not authorize any limitation on the ability of the company or its stockholders to obtain injunctive relief, specific performance or other equitable relief against directors.

     Article VI of the Registrant's Restated Certificate of Incorporation provides that the personal liability of the directors of the Registrant be eliminated to the fullest extent permitted under Section 102(b) of the Delaware General Corporation law.

     Article V of the Registrant's By-laws provides that all any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the Registrant to procure a judgment in its favor) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Corporation, if, as and to the extent authorized by applicable law, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense or settlement of such action, suit or proceeding. Expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by statute. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, this Bylaw or statute in a specific case shall not be deemed exclusive of any other rights to which any person seeking indemnification or advancement of expenses may be entitled under any lawful agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The Registrant does not currently have and officers and directors liability insurance but intends to obtain some before the effective date of this offering.

     Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefor unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

SEC Registration Fee........................................    $4,435.28
NASD filing Fee.............................................            *
Printing expenses...........................................            *
Legal fees and expenses.....................................            *
Blue Sky fees and expenses..................................            *
Accounting fees and expenses................................            *
Transfer agent's fees and expenses..........................            *
Miscellaneous...............................................            *
                                                                ---------
       Total................................................            *
                                                                =========

-------------------------
* To be filed by amendment

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

     During the preceding three years, the Registrant has sold the following securities without registration under the Securities Act pursuant to the exemptions from the registration requirements of the Securities Act afforded by
Section 3 or 4(2) thereof. Except as set forth in subsection (c) below, each of the purchasers represented in writing that its acquisition was being made for investment and not with a view to distribution and appropriate restrictive legends and stop transfer orders were placed upon the stock certificates representing those shares. No general advertising or solicitation was used in connection with the offer or sale of any of those securities. All investors had adequate access, through their relationships with the Registrant, to information about the Registrant before they made that investment and/or were provided with written information about the Registrant. Except as set forth in subsection (c) below, no underwriters were employed with respect to any such sales.

     (a) Upon its formation in February, 1999, the Registrant sold 600,000 shares of common stock to CK Dragon Trust, a trust controlled by Charlene Kalk, the Registrant's founder and initial president. Those shares were sold for $.001 per share in cash.

     (b) In April 1999, the Registrant issued 10,000,000 shares of common stock to Howard Keep and Terrance Keep in exchange for all of the shares of Castle Keep Holdings, Inc.

     (c) During the period from March 30 through April 6, 1999, the Registrant sold 1,297,500 shares of common stock for $.01 per share in cash. Those shares were sold pursuant to Rule 504 of Regulation D to 35 investors, all of which were previously known to the officers and directors of the Registrant. Because those shares were sold pursuant to Rule 504, no restrictive legends or stop transfer orders were placed upon those shares.

     (d) In April 2000, the Registrant issued 3,750,000 shares of common stock to the former shareholders of Eco-form, Inc. pursuant to the merger of Eco-form, Inc. into the Registrant.

     (e) In April and June 2000, the Registrant sold 22,000 shares of common stock to a single investor for cash in the amount of $68,885.

     (f) In July 2000, the Registrant sold 300,000 shares of common stock to a single investor for cash in the amount of $500,000.

     (g) In August 2000, the Registrant issued 78,000 shares to a creditor in cancellation of $156,000 of existing debt.

ITEM 27. EXHIBITS.

EXHIBIT
NUMBER                           DESCRIPTION                             PAGE
-------                          -----------                             ----
1.1      Form of Underwriting Agreement to be entered into between           *
         the Company and                ., Inc.
2.1      Agreement for acquisition of shares of Castle Keep Holding
         (USA), Inc. by the Registrant
2.2      Agreement and Plan of Merger dated as of April 13, 2000
         between the Registrant and Eco-form, Inc. a Massachusetts
         corporation
3.1      Restated Articles of Incorporation of the Company dated
         October 11, 2000
3.2      Bylaws of the Company                                               *
4.1      Instruments defining the rights of security holders                 *
4.2      Specimen Common Stock certificate                                   *
5.       Opinion of Berry, Moorman Professional Corporation, as to           *
         the legality of the securities being registered
10.1     2000 Stock Option Plan
10.2     Employment Agreement dated April 14, 2000 between the
         Registrant and Howard Keep
10.3     Employment Agreement dated April 14, 2000 between the
         Registrant and Terrance Keep
10.4     Employment Agreement dated April 7, 2000 between the
         Registrant and Fuad Khan
10.5     Employment Agreement dated April 7, 2000 between the
         Registrant and Mohammed Jalaluddin Khan
10.6     Consulting Agreement dated April 10, 2000 between the
         Registrant and Mohammed Salahuddin Khan
10.7     Lease Agreement dated January 2, 1996 between Walpole Park
         South (II) Trust and Eco-form, Inc.
10.8     Agreement dated January 2, 1998 between International
         Technology Packaging and Emery International Developments
         Ltd.
10.9     Letter Agreement dated January 26, 1999 from Hargreaves and
         Gott Moldmaster to Castle Keep Holding (USA), Inc.
10.10    Distribution Agreement dated April 19, 1999 between Castle
         Keep Holding (USA), Inc. and Hisco
10.11    Consulting Agreement dated July 5, 2000 between Eco-form
         International, Inc. and VerticalVC, Inc.
10.12    Form of Common Stock Purchase Warrant issued to VerticalVC,
         Inc.
10.13    Debt Cancellation and Stock Subscription Agreement dated            *
         August 1, 2000 between Eco-form International, Inc. as
         debtor and Emery International Developments, Ltd. as
         creditor, including amendment thereto dated September 25,
         2000
10.14    Promissory Note dated August 1, 2000 in the principal amount        *
         of $156,000 from Eco-form International, Inc. to Emery
         International Developments, Ltd.
10.15    Loan Agreement dated June 22, 1998 among Eco-form, Inc. as          *
         borrower, M. Salahuddin Khan and Fuad Khan as guarantors and
         Massachusetts Business Development Corporation
10.16    Promissory Note dated June 22, 1998 in the principal amount         *
         of $350,000 from Eco-form, Inc. to the Massachusetts
         Business Development Corporation
10.17    Second Loan Agreement dated June 22, 1998 among Eco-form,           *
         Inc. as borrower, M. Salahuddin Khan and Fuad Khan as
         guarantors and Massachusetts Business Development
         Corporation acting as administrator of DEP Recycling Loan
         Fund
10.18    Promissory Note dated June 22, 1998 in the principal amount         *
         of $150,000 from Eco-form, Inc. to the Massachusetts
         Business Development Corporation acting as administrator of
         DEP Recycling Loan Fund
24.1     Consent of Moore Stephens Doeren Mayhew to the inclusion of their report in the Prospectus

EXHIBIT
NUMBER                           DESCRIPTION                             PAGE
-------                          -----------                             ----
24.2     Consent of Moore Stephens Doeren Mayhew to the inclusion of their schedule and report
24.3     Consent of Berry Moorman P.C. to the inclusion of the               *
         reference to their opinion in the Prospectus (this is
         contained in Exhibit 5)
99       Schedule of Valuation and Qualifying Accounts

-------------------------
* To be filed by amendment.

ITEM 28. UNDERTAKINGS.

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) reflect in the prospectus any facts or events which, individually or together represent a fundamental change in the information set forth in the registration statement; and

             (iii) include additional or changed material information on the plan of distribution.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

     The Registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to its Articles of Incorporation, Bylaws, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than expenses incurred by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Troy, State of Michigan, on the 11th day of October, 2000.
                                          ECO-FORM INTERNATIONAL, INC,
                                          By:        /s/ HOWARD KEEP
                                            ------------------------------------
                                                   Howard Keep, President

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Howard Keep and Terrance Keep, and each of them as his true and lawful attorneys-in-fact and agents, with power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURES                                    TITLE                         DATE
                 ----------                                    -----                         ----
Principal Executive Officer:

               /s/ HOWARD KEEP                   Chairman, President & CEO             October 11, 2000
 ------------------------------------------
                 Howard Keep

Principal Financial and Accounting Officer:

              /s/ TERRANCE KEEP                  Director, Treasurer and Executive     October 11, 2000
 ------------------------------------------      Vice President
                Terrance Keep

           /s/ M. SALAHUDDIN KHAN                Director                              October 11, 2000
 ------------------------------------------
             M. Salahuddin Khan

                                                 Director and Vice President           October   , 2000
 --------------------------------------------
  Fuad Khan

                                                 Director and Vice President           October   , 2000
 --------------------------------------------
  Jalaluddin Khan

              /s/ ERIC L. CROSS                  Director                              October 11, 2000
 ------------------------------------------
                Eric L. Cross

                                 Exhibit Index
                                 -------------

Exhibit
Number              Description
------              -----------

   2.1              Agreement for acquisition of shares of Castle Keep Holding
                    (USA), Inc. by the Registrant

   2.2 Agreement and Plan of Merger dated as of April 13, 2000 between the Registrant and Eco-form, Inc. a Massachusetts corporation

   3.1              Restated Articles of Incorporation of the Company dated
                    October 11, 2000

  10.1              2000 Stock Option Plan

  10.2              Employment Agreement dated April 14, 2000 between the
                    Registrant and Howard Keep

  10.3              Employment Agreement dated April 14, 2000 between the
                    Registrant and Terrance Keep

  10.4              Employment Agreement dated April 7, 2000 between the
                    Registrant and Fuad Khan

  10.5              Employment Agreement dated April 7, 2000 between the
                    Registrant and Mohammed Jalaluddin Khan

  10.6              Consulting Agreement dated April 10, 2000 between the
                    Registrant and Mohammed Salahuddin Khan

  10.7              Lease Agreement dated January 2, 1996 between Walpole Park
                    South (II) Trust and Eco-form, Inc.

  10.8              Agreement dated January 2, 1998 between International
                    Technology Packaging and Emery International Developments
                    Ltd.

  10.9              Letter Agreement dated January 26, 1999 from Hargreaves and
                    Gott Moldmaster to Castle Keep Holding (USA), Inc.

  10.10             Distribution Agreement dated April 19, 1999 between Castle
                    Keep Holding (USA), Inc. and Hisco

  10.11             Consulting Agreement dated July 5, 2000 between Eco-form
                    International, Inc. and VerticalVC, Inc.

  10.12             Form of Common Stock Purchase Warrant issued to VerticalVC,
                    Inc.

  24.1 Consent of Moore Stephens Doeren Mayhew to the inclusion of their report in the Prospectus

  24.2 Consent of Moore Stephens Doeren Mayhew to the inclusion of their schedule and report

  99                Schedule of Valuation and Qualifying Accounts


